                    U.S. Securities and Exchange Commission

                             Washington, D.C. 20549

                                   FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES AT OF 1933

                             (Amendment No. _____)

                     TELESERVICES INTERNATIONAL GROUP, INC.
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                 (Name of small business issuer in its charter)

         Florida                                                              59-2773602
-----------------------------   ----------------------------      ----------------------------------
 (State or jurisdiction of      (Primary Standard Industrial      I.R.S. Employer Identification No.
incorporation or organization   Classification Code Number)

       100 Second Avenue South, Suite 1000, St. Petersburg, Florida 33701
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         (Address and telephone number of principal executive offices)

       100 Second Avenue South, Suite 1000, St. Petersburg, Florida 33701
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(Address of principal place of business or intended principal place of business)

             Robert P. Gordon, 100 Second Avenue South, Suite 1000,
                 St. Petersburg, Florida 33701. (727) 895-4410
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           (Name, address and telephone number of agent for service)

                              --------------------

                                   Copies to:
                              Troy A. Young, Esq.
                            Futro & Trauernicht, LLC
                      1401 Seventeenth Street, 11th Floor
                             Denver, Colorado 80202
                                 (303) 295-3360
                              --------------------

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                              CALCULATION OF REGISTRATION FEE
                                                              -------------------------------
                                                            Proposed Maximum    Proposed Maximum     Amount of
Title of each Class of Securities       Amount to be        Offering Price      Aggregate Offering   Registration
to be Registered                        Registered(1)       Per Security(1)        Price(1)              Fee(2)
                                        ----------          ----------          -----------          ----------
Common Stock, $.0001 par value          48,822,640(2)       $     .315(3)       $15,379,131          $ 4,275.40
Common Stock, $.0001 par value           1,274,250(4)       $     .315(3)       $   401,389          $   111.59
Common Stock, $.0001 par value             250,000(5)       $     .315(3)       $    78,750          $    21.89
                                                                                                     ----------
           Total Registration Fee                                                                    $ 4,408.88


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

(2) Represents shares that have been or may be acquired by the selling securityholders upon conversion of convertible debentures, assuming a conversion price of $.10 per share for debentures which have not yet been converted. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock to pursuant to antidilution provisions of the convertible debentures.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(g)(3) based on the average of the bid and asked price of the common stock on the over the counter electronic bulletin board maintained by the National Association of Securities Dealers on April 30, 1999.

(4) Represents shares which may be issuable upon exercise of warrants issued to two selling securityholders in connection with the issuance and sale of common stock. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to antidilution provisions of the warrants.

(5) Represents shares which may be issuable upon exercise of warrants issued to a registered broker-dealer in connection with the issuance and sale of the convertible debentures and the warrants.


The company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.




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






                 SUBJECT TO COMPLETION, DATED __________, 1999

                             PRELIMINARY PROSPECTUS

                     TELESERVICES INTERNATIONAL GROUP INC.


                               50,346,890 SHARES

                                  COMMON STOCK

The selling securityholders named below are selling up to 50,346,890 shares of the common stock of TeleServices International Group Inc. under this prospectus, including up to 48,822,640 shares that they have acquired or may acquire upon conversion of convertible debentures and 1,524,250 shares that they may acquire upon exercise of warrants. The selling securityholders acquired, or will acquire, the convertible debentures and the warrants in the private financing described below under the caption "Description of Securities
- Debentures and Warrants."

TeleServices International Group Inc. has not made any underwriting arrangements with respect to the common stock. The common stock is traded on the over the counter electronic bulletin board maintained by the National Association of Securities Dealers under the symbol "TSIG". The selling securityholders may offer their shares of common stock in the manner described below under the caption "Plan of Distribution" in public or private transactions on or off the over the counter electronic bulletin board, or any other national securities exchange or automated quotation system on which the common stock may be listed or traded, at prevailing market prices or privately negotiated prices. Sales may be made through brokers, dealers or other agents who may receive compensation in the form of commissions, discounts or concessions. The selling securityholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act and any commission, discount or concession they receive may be deemed to be underwriting compensation.

TeleServices International Group Inc. will not receive any proceeds from the sale of the common stock, but will receive proceeds from the sale of convertible debentures and may receive proceeds from the exercise price of the warrants.

THE COMMON STOCK IS A SPECULATIVE INVESTMENT AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE DESCRIPTION OF CERTAIN RISKS UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 3 BEFORE PURCHASING THE COMMON STOCK.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                               TABLE OF CONTENTS
                               -----------------


     SECTION                                                              PAGE
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
1.   Summary ..........................................................    1

2.   Cautionary Statement Concerning Forward Looking Statements .......    3

3.   Risk Factors .....................................................    3

4.   Description of TeleServices ......................................    6

5.   Legal Proceedings ................................................    9

6.   Description of Property ..........................................   10

7.   Market for Common Stock and Related Shareholder Matters ..........   10

8.   Management Discussion and Analysis of Financial Condition ........   11

9.   Directors and Executive Officers .................................   12

10.  Ownership of Securities by Beneficial Owners and Management ......   14

11.  Executive Compensation ...........................................   16

12.  Certain Relationships and Related Transactions ...................   20

13.  Selling Securityholders ..........................................   20

14.  Plan of Distribution .............................................   22

15.  Description of Securities ........................................   23

16.  Legal Matters ....................................................   24

17.  Indemnification Disclosure .......................................   24

18.  Changes In and Disagreements With Accountants ....................   24

19.  Where You Can Find More Information ..............................   25

20.  Financial Statements .............................................   25

21.  Exhibits Index....................................................   30



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                     Dealer Prospectus Delivery Obligation

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This prospectus is part of a registration we filed with the Commission. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. No offer of the common stock will be made in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.


                       CAUTIONARY STATEMENT FOR PURPOSES
                     OF THE "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning our future operations. Forward-looking statements are statements that estimate the happening of future events, are not based on historical fact and are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "believes", "intends", "projects", "forecasts", "predicts", "may", "will", "expects", "estimates", "anticipates", "probable", "continue" or similar terms, variations of those terms or the negative of those terms. The "risk factors" included in this prospectus under the caption "risk factors" constitute cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained in this prospectus and the documents incorporated herein by reference have been compiled by our management based upon assumptions they consider reasonable. These assumptions are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "risk factors" and elsewhere in this prospectus. Accordingly, there can be no assurance that such statements, estimates and projections will be realized. The forecasts and actual results will likely vary and those variations may be material. We make no representation or warranty as to the accuracy or completeness of such statements, estimates or projections contained in this prospectus or that any forecast contained in this prospectus will be achieved. These forward-looking statements have been compiled as of the date of this prospectus or the date of the documents incorporated herein by reference, as the case may be, and you should evaluate them with consideration of any changes occurring after the date of this prospectus or the documents incorporated herein by reference in which such forward-looking statements appear. We do not intend to update these forward-looking statements. We cannot give you any assurance that any of the assumptions relating to the forward-looking statements specified in this prospectus or the documents incorporated herein by reference will prove to be accurate. We urge you and your advisors to review these forward-looking statements, to consider the assumptions upon which they are based and to ascertain their reasonableness.


                                  RISK FACTORS

         An investment in TeleServices' common stock involves major risks. Prospective investors should carefully consider the following risk factors, in addition to all of the other information in this prospectus, in determining whether to purchase shares of TeleServices' stock.

WE ARE A HIGHLY SPECULATIVE INVESTMENT. The telecommunications and internet industries are subject to intense competition. TeleServices has been operating at a loss since inception, and you cannot assume that TeleServices' plans will either materialize or prove successful. There is no assurance that TeleServices' operations will become profitable. In the event TeleServices' plans are unsuccessful, you may lose all or a substantial part of your investment. For these and other reasons, the purchase of TeleServices' stock must be considered a highly speculative investment.




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

WE HAVE A HISTORY OF OPERATING LOSSES, DEPLETION OF WORKING CAPITAL AND FINANCIAL INSTABILITY. For the fiscal year ended December 31, 1998, TeleServices had a net loss of approximately $11,822,251. These losses are expected to continue for an undetermined time. As of December 31, 1998, TeleServices had negative stockholders' equity of $8,004,726, an accumulated deficit of $37,888,635 and a working capital deficit of $8,892,289. TeleServices has earned limited operating revenues. The financial success of TeleServices will depend largely upon facts related to TeleServices' operations. There is substantial doubt as to whether TeleServices will be able to continue operations. There can be no assurance as to whether TeleServices will be able to achieve profitable operations or sustained revenues.

WE CANNOT BE SURE THAT FUTURE CAPITAL WILL BE AVAILABLE. TeleServices' business will continue to require substantial funds for capital expenditures and related expenses in pursuit of our business plans. The timing and amount of such spending is difficult to predict accurately and will depend upon many factors. To the extent required, TeleServices may seek additional funds through additional private placements which will be exempt from registration. Any such additional private placements will not require prior shareholder approval and may include offerings of equity securities such as common stock or preferred stock which is convertible into common stock, or debt securities such as notes or debentures convertible into common stock. If additional funds are raised by issuing equity or debt securities, further dilution to shareholders could occur. Additionally, investors purchasing future equity or debt securities could be granted registration rights by TeleServices. There can be no assurance that additional financing will be available when needed or on terms acceptable to TeleServices.

WE ARE INVOLVED IN SEVERAL PENDING LAWSUITS. TeleServices and its subsidiaries are currently involved in several pending lawsuits. There can be no assurance that the outcome of any litigation will not result in substantial cost and uncertainty to TeleServices or its subsidiaries.

ONE OF OUR SUBSIDIARIES FILED FOR BANKRUPTCY. VSI, a subsidiary which had accounted for a significant portion of TeleServices' information services business in prior years, filed for Chapter 7 bankruptcy in March of 1999. There can be no assurance that TeleServices' business, financial condition and results of operations will not be materially adversely affected by the bankruptcy of VSI.

WE DEPEND ON EXISTING MANAGEMENT; NO ADDITIONAL LIFE INSURANCE ON KEY PERSONNEL IS CARRIED. TeleServices' future success depends in significant part upon the continued service of certain key management personnel. Competition for such personnel is intense, and there can be no assurance that TeleServices can retain its key managerial personnel or that it can attract, assimilate or retain other highly qualified managerial personnel in the future. The loss of key personnel, especially if without advance notice, or the inability to hire or retain qualified personnel could have a material adverse effect upon TeleServices business, financial condition and result of operations. TeleServices does not currently maintain additional life insurance on the life of any of its key officers, directors, employees or consultants.

INDEMNIFICATION OF DIRECTORS AND OFFICERS. TeleServices' by-laws provide that TeleServices will indemnify a current or past director or officer, or person who has acted in such capacity for another corporation at the request of TeleServices, (and such person's heirs and legal representatives) against all reasonably incurred costs and amounts paid to settle an action, in a proceeding where he has been named as a party because of his role. TeleServices has also entered into indemnification agreements with several of the officers and directors of TeleServices and its subsidiaries, and may enter into similar agreements in the future.

The company currently has directors' and officers' liability insurance policies with a total limit of liability of $10,000,000 (including costs of defense). The current policies expire May 27, 1999.

Florida law provides that directors will not be personally liable to TeleServices or its shareholders for monetary damages for breach of fiduciary duty as a director if:

         o he acted honestly and in good faith with a view to the best interests of TeleServices;

         o in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful;




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         o        he did not receive an improper personal benefit from a
                  transaction; and

         o he did not authorize a distribution that is unlawful under Florida law.

TeleServices has been advised that while indemnification may be invoked to disclaim liability for damages by directors, officers or persons controlling TeleServices under these circumstances, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

PREFERRED STOCK. The Articles of Incorporation of TeleServices authorize the issuance of 10,000,000 shares of preferred stock. None have been issued. The preferred stock may be divided into one or more series. The board of directors is authorized to determine the rights, provisions, privileges and restrictions and number of authorized shares of any series of preferred stock. Additionally, the preferred stock can have other rights, including voting and economic rights which are senior to the common stock. The issuance of preferred stock could adversely affect the market value of the common stock.

WE HAVE NEVER PAID DIVIDENDS. The board of directors of TeleServices has the sole authority to determine whether cash dividends will be paid. This decision will depend on many factors including TeleServices' earnings, capital requirements and financial condition. TeleServices has not paid cash dividends in the past and does not anticipate paying cash dividends in the near future.

HOW FUTURE ISSUANCES OF COMMON STOCK WILL AFFECT YOUR RIGHTS AS A SHAREHOLDER. TeleServices has three separate non-qualified stock option plans. These three plans, combined, initially reserved for issuance up to 47,500,000 shares of TeleServices' common stock to officers, directors, employees and consultants of TeleServices and its subsidiaries. Roughly 43.3 million of these shares have been issued under these plans. When additional shares are issued under these plans, your stock ownership will be diluted. TeleServices currently has outstanding additional non-plan options and other contingent commitments to issue shares of common stock. Additional stock or options to acquire stock of TeleServices can be granted at any time by the board of directors, usually without shareholder approval.

HOW FUTURE SALES OF COMMON STOCK MAY AFFECT YOU. Future sales of common stock by management personnel and others may be made under Rule 144 of the 1933 Act. In general, under Rule 144, a person who has held their stock for one year may, under certain circumstances, sell within any three-month period a number of shares which is not greater than one percent of the then outstanding shares of common stock or (if qualified) the average weekly trading volume in shares during the four calendar weeks immediately prior to such sale. Under certain circumstances, the sale of shares which have been held for two years by a person who is not affiliated with TeleServices is also permitted. Management personnel and others have or may acquire shares of common stock registered on Form S-8 which may be sold in compliance with state securities laws without restriction by non-affiliates in, and by those affiliated with TeleServices either (i) under Rule 144 but without the one-year holding period or (ii) pursuant to an effective reoffer prospectus filed for the Form S-8. Future sales of common stock may have an adverse effect on the current market price of the common stock and adversely affect TeleServices' ability to obtain future funding as well as create a potential market overhang.

WE MAY HAVE TO HOLD A SPECIAL SHAREHOLDERS' MEETING TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED TO BE ISSUED. To date, 100,000,000 shares of common stock are authorized and 80,064,798 shares are outstanding. Because the number of shares we may have to issue when debentures are converted by selling shareholders depends on the market price of our common stock, we may be required to issue more shares than we have authorized. Increasing the number of authorized shares requires stockholder approval. We are considering calling a special shareholders' meeting to do this before we have issued all authorized shares. There can be no assurance that the shareholders will approve an increase in the authorized shares, which could have a serious impact on our ability to meet our contractual obligations to the selling securityholders.

WE MAY BE ADVERSELY AFFECTED BY YEAR 2000 COMPLIANCE ISSUES. The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a




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

system failure or miscalculation causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

TeleServices is continually evaluating its Year 2000 state of readiness. We have determined that our systems which are affected are very limited, specifically:

         o        an old reservation system that has not been used since May
                  1998; and

         o an employee time-clock system, which will be phased out of use before December 1999.

We have completed 90% of our evaluation on TeleServices' computer systems. To date, all computer hardware is Year 2000 compliant. All software has been inventoried and each software manufacturer has been contacted to verify that the software is Year 2000 compliant. So far, it has been determined that no software will need to be replaced, but some will require software patches. Once the inventory is complete and all patches are installed, TeleServices will perform tests to make sure all computer systems are Year 2000 compliant. If third parties with which TeleServices conducts business do not successfully address the Year 2000 issue, the business and financial condition of TeleServices could be adversely effected.

OUR STOCK HAS BEEN LIMITED IN ITS PUBLIC TRADING; POSSIBLE VOLATILITY OF STOCK. There has been a limited public trading market for the common stock of TeleServices, and there can be no assurance that an active trading market will be sustained upon the completion of the offering. The issuance of common stock on conversion of the debentures or exercise of the warrants and the subsequent sale of the common stock pursuant to this prospectus can dilute the common stock and adversely affect the market price of the common stock. There can be no assurance that the market price of the stock will not decline below its current price. The market price for securities of telecommunications and internet companies have historically been highly volatile. TeleServices believes that fluctuations in its operating results and even mild expressions of interest on a particular day (being traded on the OTC Bulletin Board) can cause the market price of its shares to fluctuate, perhaps substantially. The stock can expect to experience substantial price changes in short periods of time, owing to the unpredictability of the Bulletin Board. Stock markets in the United States have, from time to time, experienced significant price and volume fluctuations which are not necessarily related to TeleServices net worth or any other established criteria of value. It can be expected that substantial price swings will occur in the stock for the foreseeable future, and percentage changes in stock indices (such as the Dow Jones Industrial Average) could be magnified, particularly in downward movements of the markets. These fluctuations may adversely affect the price of the common stock.

RESTRICTIONS ON SECONDARY TRADING. While it is posted on the OTC Bulletin Board and trades below $5.00 per share, TeleServices' common stock will be subject to restrictions imposed by law that limit the ability of broker-dealers which sell such securities to anyone other than established customers and investors which meet certain sophisticated investor tests. These restrictions can affect the ability of broker-dealers to sell TeleServices' stock and can also affect your ability to resell your stock in any trading market that may develop.

Cautionary Statement Concerning Forward-Looking Statements Included In This Prospectus. With the exception of historical matters, the matters discussed or incorporated by reference in this prospectus are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from targeted or projected results. These forward-looking statements include statements regarding the intent, belief or current expectations of TeleServices and members of its senior management team, including, without limitation, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately. Many of these factors are beyond the ability of TeleServices to control. Readers are cautioned not to put undue reliance on forward looking statements.


                          DESCRIPTION OF TELESERVICES

BUSINESS DEVELOPMENT

         TeleServices International Group Inc. (the "Registrant", the "company" or "TSIG") is in the business of providing teleservices and internet solutions to both domestic and international companies through state-of-the-art facilities, telecommunications and products.



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


         History of the Company

         TeleServices International Group Inc. (formerly Visitors Services International Corp. and Dynasty Capital Corporation) was a development stage enterprise formed under the laws of the State of Florida to evaluate, structure and complete a business combination in the form of a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The company sold 2,500,000 units of $.0001 par value common stock ("common stock") at $.02 per unit, for total proceeds of $50,000 in a public offering which closed on June 8, 1987. The company was formed for the purpose of seeking potential business opportunities in the form of a business combination with of an existing business.

         Acquisition of Visitors Services International Corp.

         Visitors Services International Corp., formerly Visitors Services, Inc. ("VSI") was in the business of providing reservations and information services to Convention and Visitors Bureaus and convention/event organizers. VSI originally became a subsidiary of the company as a result of an Agreement and Plan of Reorganization ("Agreement") among the company, VSI and certain Stockholders of VSI, dated September 26, 1996, pursuant to which a minimum of 80% of the issued and outstanding shares of VSI were to be exchanged on a one share for one share basis for shares of restricted stock of the company, after the company effected a 14.4 to 1 reverse stock split of the shares outstanding before the date of the Agreement from 10,801,000 shares down to 750,093 shares (in lieu of any fractional shares created as a result of the reverse stock split, each holder of a fractional share was issued one additional whole share). The closing date of the Agreement was September 27, 1996, when the company's reverse stock split was effected and certain Stockholders of VSI holding at least 80% of the outstanding shares of VSI executed the Agreement. The "Exchange Offer" was extended to and accepted by all of the remaining shareholders of VSI. By virtue of the reorganization, VSI became a wholly-owned subsidiary of the company.

         After becoming a subsidiary of the company, VSI entered into the following business acquisitions:

         1. On December 23, 1996, VSI entered into an Asset Purchase Agreement with Global Reservation Systems, Inc. ("GRS"), a Colorado corporation, to acquire all of GRS's interests in, to and under any asset, used in connection with GRS's business of answering toll-free telephone numbers advertised by contracted marketing organizations, providing information to callers of such toll-free telephone numbers, making reservations with lodging properties and attractions and providing advertising effectiveness statistics to such contracted marketing organizations of every kind, nature and description.

         2. On January 21, 1997, VSI acquired and took possession of all the assets of International Reservation Services, Limited ("IRSL"), to utilize all such assets to operate the former business of IRSL as the business of VSI. VSI acquired these assets from IRSL as a result of a bankruptcy proceeding of IRSL. The assets of IRSL consisted primarily of equipment, account receivables, customer contracts and the rights to approximately one hundred "800" telephone numbers. IRSL was a destination database marketing service company, specializing in the provision of a centralized nationwide lodging reservation service and other travel related services.

         On March 5, 1999, VSI filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code for the Middle District of Florida, Tampa Division.

         Acquisition and Disposition of GuaranTEE Time, Inc.

         The company acquired all of the outstanding capital stock of GuaranTEE Time, Inc. ("GTT") on February 24, 1997, in exchange for restricted common stock of the company. Initially 100,000 shares of the company were issued to the selling shareholders of GTT in exchange for their 100% interest in GTT. GTT provided automated tee-time scheduling for daily-fee golf courses and their customers.

         The company disposed of substantially all of the assets of GTT on October 3, 1997, following a sale by GTT (as seller) to Guarantee Time Acquisitions, Inc., an unaffiliated third-party (the "Buyer"). The company and GTT agreed not to compete with the Buyer for a period of three years in the business of tee-time reservation services.




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

         Acquisition of American International Travel Agency, Inc.

         On December 6, 1996, the company, through VSI, entered into a Stock Purchase Agreement with Phoenix Information Systems Corp. ("Phoenix") to acquire all the capital stock of American International Travel Agency, Inc. ("AIT") from Phoenix in exchange for 31,579 shares of common stock of Phoenix owned by VSI. This transaction was closed on December 6, 1996. The consideration paid was based upon arms-length negotiations and an independent fair-market evaluation.

         Following a corporate restructuring by the company, AIT became a wholly-owned subsidiary of the company. AIT enables the company to access to the major travel agency computerized reservation systems world-wide, and the ability to issue airline tickets.

PRESENT BUSINESS OF THE COMPANY

         The company has recently restructured its business operations and announced its intent, subject to shareholder approval, to change the name of the company to "TeleServices Internet Group Inc." doing business as "TSIG.com". Through its three strategic business divisions (described below), the company is positioning itself as a pioneer in providing comprehensive outsourced e-commerce solutions. These services will enable companies to develop, build and maintain e-commerce websites, create revenue-generating programs with corporations and non-profit organizations that attract consumer to customers' sites, and complement these offerings with web-based call center and related services that provide customer service and support. A brief description of the three divisions is set forth below.

         Online Services Division

         The Online Services Division plans to offer a full complement of online products designed to reduce a client's time to market and cost of development, by providing an established e-commerce engine with customized user-interfaces. The company will offer this technology through "packaged products for rent" instead of the traditional building of websites from scratch. The company will provide the necessary hardware, maintenance and technical support necessary for a client's solution at a very competitive price. The company plans to build up recurring revenue through monthly maintenance and support programs. This division will be headquartered in the Silicon Valley area of California.

         The Online Services Division also plans to offer "Community Website" products to support the "My Card" Programs of the Products and Services Division (described below) and to cross-sell products while providing an Internet solution to not-for-profit organizations.

         TeleServices Division

         The TeleServices Division, based in St. Petersburg, Florida, will offer "Web-Based Customer Care Solutions" as well as traditional service bureau call-center business including, but not limited to, inbound, outbound and telemarketing. Through state-of-the-art technology and internet connectivity, all call center operators have on-line capabilities to provide customer and technical support and order entry to provide solutions for both in-house products as well as clients' web-based applications.

         Products and Services Division

         The Products and Services Division offers consumer products through its customized "My Card" programs. The first of these products, My MusicCard, entitles holders to purchase music CDs and cassette tapes at discounted prices. Consumers receive the discounts by purchasing membership cards either from the site or authorized distributors, through affinity programs with corporations and retail stores, or as part of fund-raising drives from non-profit organizations.

         On March 29, 1999, the company launched its proprietary Internet site, www.myMusicCard.com, which enables consumers to purchase music CDs and cassettes over the Internet at prices lower than major retail or existing online sources. The site offers more than 250,000 music selections from a complete range of artists, and the company believes it has the most robust searching ability of any music-only site, enabling consumers to search by any combination of artist, title, release date, song name and other criteria.

         The myMusicCard.com site will soon offer video DVDs and other related products, as well as links to other companies to provide digital downloading as well as customized compact discs. The My MusicCard program is the first of many proposed products that will be available to clients through the "My Card" Program. The next product the company intends to launch is the "My PhotoCard".

         The Products and Services Division has begun operations thorough two wholly-owned subsidiaries: My MusicCard Company and My Card, Inc.

         To handle order fulfillment of current and future products, the company uses third-party fulfillment houses and also plans to develop its own fulfillment facility in California.

         Trademarks

         The company's subsidiary, VSI, applied for federal registration of the trademark "VSI" which application was approved on February 27, 1996.

         The company and/or its subsidiaries have applied for federal registration of several trademarks and service-marks which are currently pending approval.

         Employees

         As of the date hereof, the company and its subsidiaries currently employ 78 individuals, of which 17 are part-time employees.


                               LEGAL PROCEEDINGS

         The company and/or its subsidiaries are parties to the following material legal proceedings:

1. On February 9, 1998, Robert P. Gordon, individually, filed a lawsuit against Felcrest Trading Ltd. ("Felcrest") in Circuit Court for Pinellas County, Florida in connection with a private loan made by Felcrest to Gordon. On
October 23, 1998, Felcrest filed a third party complaint against the company, VSI, and current and former officers and directors of the company and VSI and other third parties (collectively the "Third Party Defendants") asserting claims for unspecified damages against the Third Party Defendants. All parties have executed a Stipulation of Dismissal based on a settlement agreement that is subject to court approval.

2. On December 28, 1998, EIS International, Inc., of Herndon, Virginia, issued a Demand for Arbitration to the company, as the result of a dispute arising under a contract dated May 7, 1998 with the company. EIS seeks $223,261 for software, licenses and services, which it claims are due and owing under the parties agreement, plus interest, attorneys' fees and costs. The company claims that it notified EIS of major defects in the software, demanded that they be remedied, but EIS refused to do so and instead demanded payment. Further, the company counter-claimed that it has suffered damages in excess of $200,000, plus costs and attorneys' fees, because the company was forced to create alternative systems for performing the functions for which the EIS software was intended and suffered significant loss of business opportunities as a result of the failure of EIS's software to perform as promised. A date for an arbitration proceeding has not been set yet.

3. On March 5, 1999, the company's wholly owned subsidiary, Visitors Services International Corp., filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code for the Middle District of Florida, Tampa Division. Visitors Services International Corp. was a party to several previously reported material litigation proceedings, all of which have been automatically stayed as a result of the bankruptcy filing.


                            DESCRIPTION OF PROPERTY

         The company owns no property; all of its facilities are leased. Its corporate headquarters are housed in approximately 16,000 square feet of commercial space at 100 Second Avenue South, St. Petersburg, Florida. The company has no real estate related investments.


            MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

(a)      Market Information

         The company's common stock is traded over-the-counter on the Electronic Bulletin Board maintained by the National Association of Securities Dealers under the Symbol "TSIG". There is no assurance that the common stock will continue to be quoted or that any liquidity exists for the company's shareholders.

         The following table sets forth the range of high and low bid quotations for the company's common stock on the OTC Bulletin Board for each quarter of 1997 and 1998 and the first quarter of 1999.

                                            Low Bid           High Bid
                                            -------           --------

                  1st Qtr. 1997             $   2.25          $  3.25
                  2nd Qtr. 1997             $   2.00          $  3.25
                  3rd Qtr. 1997             $   1.9375        $  2.8125
                  4th Qtr. 1997             $    .24          $  2.25

                  1st Qtr. 1998             $    .15          $   .51
                  2nd Qtr. 1998             $    .125         $   .48
                  3rd Qtr. 1998             $    .1875        $   .39
                  4th Qtr. 1998             $    .18          $   .52

                  1st Qtr. 1999             $    .31          $   .48

         The source of this information is America Online quotation services and broker-dealers making a market in the company's common stock. These prices reflect inter-dealer prices, without retail markup, mark-down or commission and may not represent actual transactions.

(b)      Holders

         As of March 26, 1999, there were approximately 170 holders of record of the company's common stock (this number does not include beneficial owners who hold shares at broker/dealers in "street-name").

(c)      Dividends

         The company has paid no cash dividends on its common stock and management does not anticipate that such dividends will be paid in the foreseeable future.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

         Results of Operations

         Total revenues for the fiscal year ended December 31, 1998, were $1,021,478, representing a 67% decrease from revenues of $2,365,042 for the prior fiscal year ended December 31, 1997. The company sustained a net loss of $11,822,251 in 1998, compared to a net loss of $18,042,742 for fiscal 1997, a 34% improvement. Operating expenses experienced a 40% decrease to $12,276,694 from a total of $20,407,784 for fiscal 1997. In 1998, there were decreases in most expense categories, in particular salaries and related expenses, contract services, telephone and travel expenses. The overall decrease in operating expense and net loss was primarily due to a refocus of the company's efforts towards basic travel-related teleservice business and away from large-scale special-event projects that were not financially successful in 1997. However, despite these efforts, significant losses were experienced and the company made the decision to discontinue the travel-related portion of its business.

         In response to the continuation of the operating losses from the commission-based, travel-related teleservice operations, the company initiated aggressive restructuring during the year. The company added several new members to its management team and is making fundamental changes to its strategic focus through its reorganization into the divisional structure as noted in the "Present Business of the Company".

         In the TeleServices Division, the company is now targeting its sales and marketing efforts toward traditional outsourced teleservices. Call center services will be offered on a time-billing basis, with revenues based upon the time a customer service representative spends on customer calls as opposed to commissions generated from sales made. In January 1999, the company was selected by The Signature Group, a leader in the direct marketing industry, to provide bilingual teleservice and travel reservation services for its Loyalty and Rewards program.

         Additionally, the company's Product and Services Division, through its My MusicCard program, has entered into several promotional agreements to market its discount card and retail music internet site. Agreements have been reached with the National Music Foundation, a leading charitable organization for the music industry; TEMPO (The Entertainment Marketing Promotion Organization), which offers corporate premium and incentive services for the Association For Independent Music, PolyGram Records and Philips Electronics; and Nettaxi, Inc. a premier internet community and portal website that has more than 80 million monthly page views. Each of these promotional affiliations are expected to substantially increase the sales of both the My MusicCard discount and the music CDs.

         The Online Services division is currently establishing its presence with a suite of fully-integrated e-commerce and internet hosting products and services. The first development contract has been executed and client work has begun.

         The company employs sales staff in all three divisions and additional new business opportunities are continually being developed in all three business areas.

         Limited Working Capital; Financial Instability

         As of December 31, 1998, the company had a negative stockholder's equity of $8,004,726, an accumulated deficit of $37,888,635, and a working capital deficit of $8,892,289. However, on March 5, 1999, the company's subsidiary, VSI, filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code, claiming approximately $5.5 million in creditor liabilities. Although there can be no assurances, the company anticipates that the eventual resolution of the bankruptcy proceeding will reduce the consolidated working capital deficit by as much as $5 million, with the company continuing to be obligated to the Internal Revenue Service for approximately $475,000 for the trust fund portion of certain payroll taxes accrued by VSI.

         Various factors affecting the company's operations raise doubt as to the company's ability to continue as a going concern. There can be no assurance that the company will be able to continue as a going concern or achieve material revenues or profitable operations. The company requires additional financing. In this event, no assurances can be given that such financing will be available in the amount required or, if available, that it can be on terms satisfactory to the company.

         The Year 2000 issue is the result of computer programs that use two digits rather than four to define the applicable year. The company has been evaluating its state of readiness with respect to the Year 2000 issue on a continuing basis. Investigations to date have determined that affected systems comprise are very limited, specifically: a) an old reservation system that has not been used since May 1998; and b) an employee time-clock system, which will be phased out of use prior to December 1999. An inventory of the remainder of the company's computer systems is approximately 90% complete. To date, all computer hardware is Year 2000 compliant. All software has been inventoried and each software manufacturer has been contacted to verify Year 2000 readiness. To date it has been determined that no software will need to be replaced, but some will require minor intervention in the form of software patches. Once the full inventory is completed and all necessary patches are installed, the company will perform tests to ensure Year 2000 compliance. The company can make no assurances regarding the impact of the Year 2000 issue on its business as a result of acts or omissions not within its control, such as acts or omissions of non-affiliated parties with whom the company does business.


                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS OF THE COMPANY

         The company has a board of directors (the "Board") which is comprised of four members. Each director holds office until the next annual meeting of shareholders or until a successor is elected or appointed. The members of the board of directors of the company their respective positions (if any) are as follows:

                                                                        Director of
             Directors                            Age                  company Since
         -------------------                --------------            ---------------
         Robert P. Gordon                         48                  September 1996
         Paul W. Henry                            51                  September 1996
         Michael J .Gordon                        41                   December 1998
         John Hwang                               27                    January 1999

         ROBERT P. GORDON has served as a director of the company since September 1996. Mr. Gordon founded the company's subsidiary, VSI, in 1992 to meet the demanding requirements of the domestic tourism industry. As founder and chairman of Phoenix Information Systems Corp. ("Phoenix"), a firm that invested ten years and millions of dollars to develop an airline and hotel reservation system for international markets, Mr. Gordon recognized that sophisticated automated destination system software could be programmed to exceed the specifications of any domestic or international hospitality and tourism marketing program currently in use. Mr. Gordon is chairman of Heaven International, Inc. (formerly Harvest International of America, Inc.), a company engaged in the development of global tourism. Mr. Gordon has a B.A. in Philosophy and Biology from New York University, where he also did his graduate studies.

         PAUL W. HENRY has served as a director of the company since September 1996. Mr. Henry first joined the company's subsidiary, VSI, as a Director on March 1, 1996. Mr. Henry was Secretary and a Director of Phoenix Information Systems Corp. and Phoenix Systems Group, Inc. from April 1992 to October 1998. During the past ten years, Mr. Henry has been an independent financial consultant. From 1991 to 1992, he was retained by Essex Investment Management company, an institutional money management firm. From 1988 to 1991, Mr. Henry was retained by the Caithness Corporation, a natural resources development company. From 1988 to 1989 he was an advisor to Veronex Resources, an international oil and gas exploration company. From 1987 to 1989, Mr. Henry served as a consultant to Heaven International, Inc. Mr. Henry has a B.A. in Economics from Yale University, and an MBA from Northeastern University.

         MICHAEL GORDON has served as a director of the company since December 1998. Mr. Michael Gordon has been employed since May 1998 as Vice President, Corporate Administration, for BBJ Chemical Compounds, Inc., a privately held company based in Tampa, Florida. Previously, he was responsible for corporate administration at Phoenix Information Systems Corp. ("Phoenix") from July 1997 to December 1997, and earlier was responsible for corporate services for VSI, now a wholly owned subsidiary of the company, from April 1994 to June 1997. Mr. Gordon has a B.A. in Psychology from S.U.N.Y./Stony Brook.

         JOHN HWANG has served as a director of the company since January 1999. Mr. Hwang became employed by the company in February 1999 as Senior Vice President, Online Services Division, and as Chief Information Officer. From March 1998 to February 1999, Mr. Hwang was a managing partner at Cohesive Technology Solutions, Inc. where he was responsible for consulting in regard to on-line services, including web sites and e-commerce. From April 1995 to March 1998, he was Chief Executive Officer of I-Consulting Corporation, and prior thereto was a member of the technical staff of Oracle Corporation. Mr. Hwang has a B.S in Computer Science from Stanford University.

EXECUTIVE OFFICERS OF THE COMPANY

         The executive officers of the company and their respective positions are as follows:

         ROBERT P. GORDON, a director of the company, has served as Chairman of the company since September 1996 and as Chief Executive Officer ("CEO") since approximately August 1998. The Chairman is an executive officer of the company. Mr. Gordon is also presently serving as Chief Financial and Accounting Officer for the company.

         PAUL W. HENRY, a director of the company, has served as Secretary and Treasurer of the company since September 1996.

         JAMES H. GUILD, President of the company since August 1998. From March 1998 to August 1998, Mr. Guild was Vice President of InVISION Management Systems, Inc. From August 1997 to February 1998, Mr. Guild was Senior Vice President of Fiserv Solutions, Inc., the nation's largest outsource provider of financial data processing. From 1993 to August 1998, Mr. Guild held positions of Vice President and President of Recom Associates, Inc. a company acquired by FiServ in 1994. Mr. Guild has brought to the company extensive experience in development and management of technical and customer support functions, call center operations, and mergers and acquisitions.

SIGNIFICANT EMPLOYEES OF THE COMPANY AND ITS SUBSIDIARIES

         JOHN HWANG, a director of the company, became Senior Vice President, Online Services Division, and Chief Information Officer in February 1999.

         ROBERT NEWTON, Senior Vice President, Products and Services Division, since February 1999. Previously, Mr. Newton was President of Saddleback, Inc., d/b/a Hallmark Respiratory Care, a distributor of durable medical equipment, from April 1991 to January 1999. Mr. Newton graduated from the University of Alabama with a Bachelor of Science degree in commerce and business administration and began his career as a CPA with Pensacola-based Cherry, Bakaert & Holland. Subsequently, Mr. Newton was VP Operations for the Pacific region of Century 21, where was responsible for developing and managing new domestic and international markets.

         TONY PETERSON, Controller, since August 1998. Previously, Mr. Peterson was Vice-President, Finance, Exothermal Technology, from June 1997 to May 1998; Financial Consultant, Entre Resource, Inc., from January 1995 to June 1997; and Owner, Genelab Medical Products, from May 1993 to December 1994.

         TIMOTHY J. HEIDEMANN, Vice President of Call Center Operations, TeleServices Division, since June 1998. Previously, Mr. Heidemann was for 15 years District Manager, AT&T, where he was responsible for TeleServices call center and direct mail/direct marketing channel management. Mr. Heidemann consulted to AT&T's largest inbound clients, including Continental Airlines, Amoco Motor Club, Mead Data and Thompson Vacations. He was responsible for managing the center review process for these clients, and presenting and implementing the resulting recommendations relative to workforce management and overall call center performance and profitability. Mr. Heidemann's extensive experience includes telemarketing sales, customer service, channel and vendor management, as well as "hands-on" management of AT&T's largest consumer acquisition telemarketing program from 1994-1996.

         RICHARD OLSON, Vice President, Account Management/Customer Service, Products and Services Division, joined the company in July 1995. Previously, he was Regional Vice President, International Hotel Academy, from November 1994 to June 1995, where he was responsible for account development and revenue growth for The Grand Wailea Resort, Hotel and Spa (Maui), and the Biltmore Hotel, Los Angeles. From September 1985 to November 1994, Mr. Olson was Director, National Accounts, Hyatt Hotels & Resorts, where he was responsible for Convention and Group Sales for all 86 domestic properties.

         JEANNIE L. LEWIN, Vice President of Sales, Online Services Division, since November 1996, has an extensive hotel sales background with over eleven years of experience in the hospitality industry. Ms. Lewin joined the company as Regional Director of Sales for the West Coast in November 1996. Ms. Lewin spent the prior five years at Hyatt Hotels & Resorts, and before that worked at Marriott and Hilton Hotels. At Hyatt, she most recently held the position of Director of Sales and Marketing at the Hyatt Regency Alicante in Anaheim, CA. Earlier, Ms. Lewin served as Director of Sales and Marketing at the Hyatt Newporter in Newport Beach, CA and as Associate Director of Sales for the Hyatt Regency Hilton Head in South Carolina. Ms. Lewin has worked closely with many Convention and Visitors Bureaus and Tourism Development Councils on marketing committees and advertising campaigns. She is a member of Professional Conference Management Association (PCMA), Meeting Planner International (MPI), and the America Society of Association Executives (ASAE).

FAMILY RELATIONSHIPS

         Robert P. Gordon, a director and executive officer, and Michael J. Gordon, a director, are brothers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         On September 30, 1994, the Securities and Exchange Commission issued an Order Instituting Proceedings Pursuant to Section 8A of the Securities Act of 1933 (the "1933 Act") and Section 21C of the Securities Exchange Act of 1934 (the "1934 Act"), Making Findings and Imposing a Cease and Desist Order against Harvest International of America, Inc. ("Harvest"), a privately held corporation, and Robert P. Gordon. The findings and remedial sanctions imposed by the Order were in accordance with Offers of Settlement dated July 24, 1994 submitted by Harvest and Mr. Gordon, which the S.E.C. accepted. Without admitting or denying liability, Harvest and Mr. Gordon consented to the Cease and Desist Order alleging violations of Section 17(a) of the 1933 Act and
Section 10(b) and Rule 10b-5 of the 1934 Act by reason of alleged misrepresentations in 1990 and 1991 in connection with the offer or sale of Harvest non-interest bearing promissory notes convertible into common stock of the predecessors of Phoenix Information Systems Corp. and one of its subsidiaries and which common stock was to have been issued and registered within 30 or 60 days from the dates of the various notes. Harvest is now known as Heaven International, Inc.

         In December 1997, Phoenix Information Systems Corp. ("Phoenix") declared bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. At that time, Robert P. Gordon and Paul W. Henry were directors and Mr. Henry was an officer of Phoenix.

         On March 5, 1999, the company's wholly-owned subsidiary, VSI, filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code for the Middle District of Florida, Tampa Division. Robert P. Gordon and Paul W. Henry are directors and officers of VSI.


          OWNERSHIP OF SECURITIES BY BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of March 31, 1999, the stock ownership of each person known by the company to be the beneficial owner of five percent or more of the company's common stock, each executive officer and director individually and all executive officers and directors of the company as a group. No other class of voting securities is outstanding. Each person is believed to have sole voting and investment power over the shares except as noted.

                                                      Amount and Nature of
Name and Address of Beneficial Owner (1)           Beneficial Ownership(1)(2)         Percent of Class (3)
----------------------------------------           --------------------------         --------------------
Robert P. Gordon (4)                                               40,723,950                        34.87%
----------------------------------------           --------------------------         --------------------
Paul W. Henry (5)                                                     888,360                         1.15
----------------------------------------           --------------------------         --------------------
Michael J. Gordon (6)                                                  95,665                          *
----------------------------------------           --------------------------         --------------------
John Hwang (7)                                                        503,572                          *
----------------------------------------           --------------------------         --------------------
James H. Guild (8)                                                    194,438                          *
----------------------------------------           --------------------------         --------------------
Includes all officers and directors of                             42,405,985                        35.79
the company as a group (5 persons)
========================================           ==========================         ====================

-----------------------
*        Represents less than one percent.

(1) Unless otherwise indicated, all shares are beneficially owned by the persons named. The address of each person is 100 Second Avenue South, City Center, Suite 1000, St. Petersburg, Florida 33701.

(2) Includes the amount of shares each person or group has the right to acquire within 60 days pursuant to options, warrants, rights, conversion privileges or similar obligations.

(3) Based upon 76,078,966 shares outstanding at March 26, 1999, plus the amount of shares each person or group has the right to acquire within 60 days pursuant to options, warrants, rights, conversion privileges or similar obligations.

(4)      Robert P. Gordon may be deemed to be a founder of the company. Robert
         P. Gordon individually owns 12,086,667 shares; Elizabeth K. Gordon, his wife, individually owns 909,857, and they jointly own 698,750 shares. Also included are 362,010 shares owned by Heaven International, Inc., which is controlled by Robert P. Gordon and Elizabeth K. Gordon. Included in the table are up to 26,666,667 shares which Mr. Gordon may have the right to acquire pursuant to the $5,000,000 Revolving Credit Loan Agreement Revolving Credit Master Note between Mr. Gordon and the company, each dated April 23, 1998, in the event that the should the full amount of the loan is funded and should Mr. Gordon elect to convert the debt to shares of restricted common stock.

(5) Paul W. Henry is Secretary, Treasurer and a Director of the company. Included in the table are 35,000 shares owned by Mr. Henry; 15,000 shares in a custodian account for his minor son (which is controlled by Mr. Henry, who disclaims any beneficial ownership thereof); and options that have vested or will be vested within the next 60 days to purchase 838,360 shares.

(6) Michael J. Gordon is a director of the company. Included in the table are 54,000 shares owned by Mr. Michael Gordon; and options that have vested or will be vested within the next 60 days to purchase 41,665 shares.

(7) John Hwang is a director of the company. Included in the table are options that have vested or will be vested within the next 60 days to purchase 503,572 shares.

(8) James H. Guild is President of the company. Included in the table are options that have vested or will be vested within the next 60 days to purchase 194,438 shares.

                             EXECUTIVE COMPENSATION

         The following information discloses all plan and non-plan compensation awarded to, earned by, or paid to the company's Chief Executive Officer and each of the four highest paid executive officers of the company and/or its subsidiaries.

Summary Compensation Table

         The following table sets forth all compensation, including bonuses, stock option awards and other payments, paid or accrued by the company and/or its subsidiaries during each of the fiscal years ended December 31, 1998, 1997 and 1996, to or for the company's Chief Executive Officer and each of the other executive officers of the company and/or its subsidiaries whose total annual salary and bonus exceeded $100,000 for the year ended 1998.


                                                                 Annual Compensation
                                              ------------------------------------------------------

              (a)                    (b)            (c)              (d)                (e)
             Name                   Year                                               Other
              And                   Ended                                             Annual
           Principal              December        Salary            Bonus          Compensation
           Position                  31             ($)              ($)                ($)
-------------------------------- ------------ ---------------- ---------------- --------------------

Robert P. Gordon,                   1998          178,846            -0-                -0-
Chairman, CEO, Director             1997         $158,247         $ 35,000              -0-
                                    1996         $ 60,000            -0-                -0-



                                                                 Long Term Compensation
                                                  -----------------------------------------------------
                                                                Awards                     Payouts
                                                  ------------------------------------ ----------------

             (a)                      (b)                (f)               (g)               (h)               (i)
             Name                     Year           Restricted
             and                     Ended              Stock             shares            LTIP            All Other
          Principal                 December          Award(s)          Underlying         Payouts        Compensation
           Position                    31                ($)             Options             ($)               ($)
------------------------------- ----------------- ------------------ ----------------- ---------------- ------------------

Robert P. Gordon,                     1998         1,250,000 (n1)       16,809,122           -0-               -0-
Chairman, CEO, Director               1997               -0-               (n2)              -0-               -0-
                                      1996               -0-            15,000,000           -0-               -0-
                                                                         2,220,000

(n1) On December 4 ,1998, Mr. Gordon was issued 5,000,000 shares of restricted common stock as long-term compensation. The shares are considered fully-vested and would be eligible to receive dividends, if any. Although the shares are restricted from resale, the dollar value of this restricted stock award is required to be calculated for purposes of this table by multiplying the closing market price of the company's unrestricted stock on the date of grant by the number of shares awarded. Using the same formula, the value of the 5,000,000 restricted shares at year end was $2,187,500.

(n2) 1998 total includes 7,000,000 options granted in 1998, and a total of 9,809,122 options originally granted in 1997 that were repriced in 1998. Repricing details are as follows:

         o 7,000,000 options originally granted on December 8, 1997, with an original exercise price of $.30 per share, were repriced to $.20 on January 27, 1998, and were further repriced to $.15 on April 20, 1998.

         o 2,809,122 options originally granted on September 22, 1997, with an original exercise price of $2.00 per share, were repriced to $.30 on December 30, 1997 and further repriced to $.20 on January 27, 1998.

Option/SAR Grants in Last Fiscal Year

         The information provided in the table below provides information with respect to individual grants of stock options during 1998 to each of the executive officers named in the Summary Compensation Table above. The company did not grant any stock appreciation rights during 1998.

                                       OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                               Individual Grants

              (a)                         (b)                 (c)                 (d)                (e)
                                                           % of Total
                                       Number of          Options/SARS
                                      Securities           Granted to
                                      Underlying           Employees          Exercise or
                                     Options/SARs          in Fiscal           Base Price         Expiration
              Name                    Granted (#)          Year (n1)             ($/Sh)              Date
--------------------------------- -------------------- ------------------- ------------------- -----------------

Robert P. Gordon                    7,000,000(n2)             22.96               $ .15            04/30/03


Notes:

(n1) The percentage of total options granted in the fiscal year is based upon all options (approximately 30,493,113) granted to eligible participants (which includes officers, directors, employees, consultants and advisors) under each of the company's employee stock option plans in fiscal 1998 (not all options granted during 1998 remained outstanding as of December 31, 1998).

(n2) 7,000,000 options were granted on April 20, 1998 with an exercise price of $.15 per share. All options were exercised in 1998.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

         The information provided in the table below provides information with respect to each exercise of stock option during fiscal 1998 by the executive officers named in the Summary Compensation Table and the fiscal year end value of unexercised options.

            (a)                 (b)            (c)                  (d)                         (e)
                                                                                              Value of
                                                                 Number of                  Unexercised
                                                           Securities Underlying            In-the-Money
                                                                Unexercised               Options/SARs at
                              shares          Value           Options/SARs at                FY-End($)
                            Acquired on      Realized            FY-End (#)
          Name             Exercise (#)      ($)(n1)
                                                                Exercisable/                Exercisable/
                                                               Unexercisable             Unexercisable(n1)
-------------------------- -------------- --------------- ------------------------- -----------------------------

Robert P. Gordon            16,809,122      $2,698,240            -0-/-0-                       N/A

(n1) The aggregate dollar values in columns (c) and (e) are calculated by determining the difference between the fair market value (based on the reported low bid quotations) of the common stock underlying the options and the exercise price for the options at exercise or fiscal year end, respectively.

Long-Term Incentive Plans ("LTIP") - Awards in Last Fiscal Year

         This table has been omitted, as no executive officers named in the Summary Compensation Table above received any awards pursuant to any LTIP during fiscal 1998.

Compensation of Directors.

         John Hwang was granted options to acquire 1,000,000 shares of the company's restricted common stock an exercise price of $.30 per share for agreeing to serve as a director of the company. The options shall vest (and shall become exercisable at the time they vest), subject to termination of Mr. Hwang's services as a director, as follows: 50,000 options shall vest on the first day of each month from January 1999 through April 1999; and 25,000 options shall vest on the first day of each subsequent month for 32 consecutive months, commencing May 1999. All options shall expire on December 31, 2003. The following terms and conditions apply to the options: (i) both the number of options and the exercise price are subject to appropriate adjustments in the event of any stock split, stock dividend or other change in capital structure affecting the company's common stock, (ii) the options and the shares of common stock issuable upon exercise of the options are subject to restrictions on transfer, as required by applicable federal and state securities laws; (iii) options which have not vested on or before the date of termination of John Hwang as a member of the board of directors shall terminate on such date, and
(iv) notwithstanding the expiration date, all vested options must be exercised within one year after termination as a member of the board of directors. Subsequent to year-end, the company also engaged Mr. Hwang as Chief Information Officer (CIO) and a Senior Vice President pursuant to an employment agreement dated February 2, 1999. Pursuant to the agreement, Mr. Hwang is entitled to a base salary of $150,000 per year, a signing bonus of $20,000, and will be entitled to quarterly cash performance bonuses equal to three percent (3%) of the gross margin (as determined pursuant to generally accepted accounting principals) derived from the company's "online services" division.

         Michael Gordon was granted options to acquire 100,000 shares of the company's restricted common stock an exercise price of $.30 per share for agreeing to serve as a director of the company. The options shall vest (and shall become exercisable at the time they vest), on a pro rata basis, monthly, for a period of twelve months, commencing January 1, 1999. All options shall expire on December 31, 2003. The following terms and conditions apply to the options: (i) both the number of options and the exercise price are subject to appropriate adjustments in the event of any stock split, stock dividend or other change in capital structure affecting the Corporation's common stock,
(ii) the options and the shares of common stock issuable upon exercise of the options are subject to restrictions on transfer, as required by applicable federal and state securities laws; (iii) options which have not vested on or before the date of termination of Michael J. Gordon as a member of the board of directors shall terminate on such date, and (iv) notwithstanding the expiration date, all vested options must be exercised within one year after termination as a member of the board of directors.

         Pursuant to a consulting agreement dated April 9, 1998, the company engaged Paul Henry, a director of the company, to continue to serve as Secretary and Treasurer of the company. Pursuant to the agreement, Mr. Henry was to be paid $5,000 per month until he was able to devote full-time attention to the company, after which he would be paid $15,000 per month. Mr. Henry was also granted options to acquire 1,000,000 shares of the company's common stock at an exercise price of $.30 per shares, for five years. The options vest and become exercisable as follows: 250,000 upon execution of the agreement and 30,000 per month thereafter.

         Except as set forth above, no compensation was paid by the company to its Directors for any service provided as a director during the fiscal year covered by this report. There are no formal or informal understandings or arrangements relating to compensation; however, Directors may be reimbursed for all reasonable expenses incurred by them in conducting the company's business. These expenses would include out-of-pocket expenses for such items as travel, telephone, postage, and federal express charges.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

         The company's board of directors has complete discretion as to the appropriateness of (a) key-man life insurance, (b) obtaining officer and director liability insurance, (c) employment contracts with and compensation of executive officers and directors, (d) indemnification contracts, and (e) incentive plan to award executive officers and key employees.

         Pursuant to an employment agreement dated December 4, 1998, the company engaged Robert P. Gordon to continue to serve as Chairman (an officer position) for a term of five years. Pursuant to the agreement, Mr. Gordon will be paid a salary of $360,000 per year. In addition, Mr. Gordon received a restricted stock award of 5,000,000 shares of common stock, which are considered fully-vested. Mr. Gordon is also entitled to the following: car expense allowance, major medical health benefits equivalent to that provided to other officers; indemnification from any claim or law suit which may be asserted against him when acting as an officer of the company provided that said indemnification is not in violation of any federal or state law or rule or regulation of the Securities and Exchange Commission. The agreement also contains certain provisions with respect to disability, termination, confidentiality and non-competition.

         The company also has employment agreements in place with other officers and significant employees not required to be listed in the compensation tables.

         The company's board of directors is responsible for reviewing and determining the annual salary and other compensation of the executive officers and key employees of the company and its subsidiaries. The goals of the company are to align compensation with business objectives and performance and to enable the company and its subsidiaries to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the company. The company and its subsidiaries provide base salaries to its executive officers and key employees sufficient to provide motivation to achieve certain operating goals. Although salaries are not specifically tied into performance, incentive bonuses are available to certain executive officers and key employees. In the future, executive compensation may include without limitation cash bonuses, stock option grants and stock reward grants. In addition, the company may set up a pension plan or similar retirement plans.

Employee Benefit and Consulting Services Compensation Plans

         The company currently has in effect three separate Employee Benefit and Consulting Services Compensation Plans: 1) The "Visitors Services International Corp. Employee Benefit and Consulting Services Compensation Plan" (the "VSI Plan"); 2) the "TeleServices International Group Inc. Employee Benefit and Consulting Services Compensation Plan" (the "TSIG Plan"); and 3) the "TeleServices Employee Benefit and Consulting Services Compensation Plan" (the "TeleServices Plan"). The VSI Plan covers 17,500,000 shares of common stock, the TSIG Plan covers 10,000,000 shares of common stock, and the TeleServices Plan covers 20,000,000 shares of common stock. All shares covered by all three plans have been registered on seven separate Form S-8 registration statements.

         Under all plans the company may issue shares of common stock and/or grant options to purchase common stock to qualified consultants, advisors, officers, directors and employees of the company and its subsidiaries. The purpose of the plans is to promote the best interests of the company and its stockholders by providing a means of non-cash remuneration to eligible participants who contribute to operating progress of the company. The plans are administered by the company's board of directors or a committee thereof which has the discretion to determine from time to time the eligible participants to receive an award; the number of shares of stock issuable directly or to be granted pursuant to option; the price at which the option may be exercised or the price per share in cash or cancellation of fees or other payment which the company or its subsidiaries are liable if a direct issue of stock and all other terms on which each option shall be granted.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On April 23, 1998, the company entered in to a Revolving Credit Loan Agreement and Revolving Credit Master Note with Robert P. Gordon, the company's Chairman, whereby Mr. Gordon would loan, at his discretion, up to $5,000,000 to the Registrant over the following year, if and when requested by the disinterested members of the board of directors. The loan may be repaid in cash or in restricted common stock of the Registrant, at the option of Mr. Gordon. On February 22, 1999, Mr. Gordon elected to convert $1,000,000 in principal due under the loan into shares of restricted common stock at the conversion rate of $.15 per share, resulting in the issuance of 6,666,667 shares.

         The company acquired a controlling interest in VSI from certain shareholders of VSI in September of 1996, and completed an exchange offer with the remaining shareholders of VSI in early 1997. Pursuant to the acquisition of VSI, the company issued shares of common stock of the company to the following persons in exchange for their controlling interest (over 80%) in VSI: Robert P. Gordon, 11,585,472 shares; Elizabeth Gordon (wife of Robert P. Gordon), 1,409,857 shares; Mr. and Mrs. Gordon, jointly, 48,750 shares; Harvest International of America, Inc. (a corporation controlled by Robert P. Gordon), 362,010 shares; and James F. Gordon (brother of Robert P. Gordon), 1,814,206 shares. The reorganization was reported on Form 8-K dated September 30, 1996.

         In October of 1996, the company raised $843,750.75 in cash through a private placement of its common stock. The company sold 1,124,999 shares of common stock, par value $.0001 per share, at a cash purchase price of $0.75 per share. Stephen G. McLean, a former officer and director of both the company and VSI, purchased 33,333 shares; Paul W. Henry, an officer and director of both the company and VSI, purchased 50,000 shares, which includes 15,000 shares in the name of his minor son; the R.P. Gordon Children Family Trust, a trust benefiting the minor children of Robert P. Gordon (Mr. Gordon has no control over and disclaims any interest in the trust, beneficial of otherwise) purchased 333,333 shares; Robert J. Conrads, a former director of VSI, purchased 400,000 shares; Michael Gordon, brother of Robert P. Gordon and currently a director of the company, purchased 33,333 shares; Samuel Jacobs, a former officer of VSI, purchased 33,333 shares; Russell R. Uhlmann, Jr., a former officer of VSI, purchased 33,333 shares.

         VSI was indebted to Robert P. Gordon in the amount of approximately $1,829,965 in principal for funds loaned to VSI, plus accrued interest. Robert
P. Gordon agreed to convert his debt into shares of restricted common stock of VSI, in whole or in part, at the rate of $.75 per share. On September 26, 1996, 2,000,000 shares of restricted stock of VSI were issued to Robert P. Gordon for his conversion of $1,500,000 in principal owed to him by VSI. On October 15, 1996, 439,953 shares of restricted stock of VSI were issued to Robert P. Gordon for his conversion of the remaining principal balance of $329,965 owed to him by VSI (all shares of common stock of VSI were converted into shares of restricted common stock of the company pursuant to the reorganization described above).


                            SELLING SECURITYHOLDERS

         The following table sets forth the names of the selling securityholders, the number of shares of common stock beneficially owned by each selling securityholder as of April 21, 1999, and the number of shares that each may offer, and the number of shares of common stock beneficially owned by each selling securityholder upon completion of the offering, assuming all of the shares are sold. The number of shares sold by each selling securityholder may depend upon a number of factors, including, among other things, the market price of the common stock. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

                                                                                          SHARES
                                                                MAXIMUM                BENEFICIALLY
                                               SHARES           SHARES                  OWNED AFTER
                                            BENEFICIALLY        OFFERED IN                OFFERING
NAME OF SELLING                              OWNED PRIOR        OFFERING               -------------
SECURITYHOLDER                             TO OFFERING (1)      NUMBER(2)         NUMBER           PERCENT
--------------                             ---------------      ---------         ------           -------

Amro International, S.A. (3) ....            11,224,250        11,224,250          --
Endeavor Capital Fund, S.A. ( 4)              6,050,000         6,050,000           0                 --
Basic Investments Ltd. (5) ......            25,822,640        25,822,640           0                 --
Joseph Abergel (6) ..............             1,500,000         1,500,000           0                 --
Rebecca F. Walter (7) ...........             2,500,000         2,500,000           0                 --
Grady & Hatch and Co., Inc. (8) .               250,000(9)        250,000           0                 --
Cliffwood Management (10) .......             1,000,000         1,000,000           0                 --
Michael Johnson (11) ............             1,000,000         1,000,000           0                 --
Frank V. Pelligrini (12) ........             1,000,000         1,000,000           0                 --

(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of computing the percentage of outstanding shares held by each selling securityholder on April 28, 1999, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The debentures are not convertible for any number of shares in excess of that number which would render a selling securityholder the beneficial owner of more than five percent of the then issued and outstanding shares of common stock.

(2) Includes (i) the number of shares issuable upon conversion of debentures, (ii) the number of shares issuable as payment of interest on the debentures, (iii) the number of shares of common stock issuable upon exercise in full of the warrants, and (iv) the number of shares issuable to the selling securityholders in lieu of certain penalties arising out of the debenture documents because of delays in the filing and effectiveness of the Registration Statement of which this prospectus constitutes a part. Because the number of shares of common stock issuable upon conversion of the debentures, as payment of interest thereon, and in lieu of certain penalties, and the number of shares of common stock issuable upon exercise of warrants in the event of a cashless exercise is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion and, consequently, offered for sale under this registration statement, cannot be determined at this time. The company has, however, contractually agreed to include herein a total of 50,346,890 shares of common stock, which assumes a conversion price of $.10 per share for debentures which have not yet been converted.

(3) The address of the principal business office of Amro International, S.A. is c/o Ultrafinance, Grossmuenster Platz 26, Zurich CH 8022.

(4) The address of the principal business office of Endeavour Capital Fund, S.A. is 14/14 Divrei Chaim St., Jerusalem, Israel 9449.

(5) The address of the principal business office of Basic Investments, Ltd. is Attn: J.R. Leshufy, 215 East 68th St., Suite 32H, New York, New York 10021.

(6) The address of the principal business office of Joseph Abergel is c/o Jomark, 515 Broadway, New York, New York 10012.

(7) The address of the principal business office of Rebecca F. Walter is 3301 Bayshore Blvd., Unit 2309, Tampa Florida 33629.

(8) The address of the principal business office of Grady & Hatch and Co., Inc. is Attn: John Black, 20 Exchange Place, 49th Floor, New York, New York 10005.

(9) Represents shares that may be acquired upon exercise of warrants issued to Grady & Hatch and Co., Inc., a registered broker-dealer, for services rendered in connection with the issuance and sale of the debentures to the other selling securityholders.

(10) The address of the principal business office of Cliffwood Management is Attn: Bart Hackley, 113 35th Street, Apt. B, Manhattan Beach, California 90266.

(11) The address of the principal business office of Michael Johnson is 2929 North 70th Street, Apt. 2091, Scottsdale, Arizona 85251.

(12) The address of the principal business office of Frank V. Pelligrini is 202 Shenandoah Road, Cinnaminson, New Jersey 08077.

         We are registering the shares for resale by the selling securityholders in accordance with registration rights granted to the selling securityholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering, but the selling securityholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares, as well as the fees and expenses of their counsel. In addition, we have agreed to indemnify the selling securityholders, underwriters who may be selected by the selling securityholders and certain affiliated parties, against certain liabilities, including liabilities under the Securities Act, in connection with the offering. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us and our directors and officers, as well as any person controlling the company, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling the company, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                              PLAN OF DISTRIBUTION

         The selling securityholders may, from time to time, sell all or a portion of the shares on the OTC Bulletin Board, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the selling securityholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling securityholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling securityholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling securityholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling securityholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

         The selling securityholders and any broker-dealers or agents that participate with the selling securityholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time the selling securityholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the company or derivatives thereof, and may sell and deliver the shares in connection therewith or in settlement of securities loans. If the selling securityholders engage in such transactions, the conversion price may be affected. From time to time the selling securityholders may pledge their shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the selling securityholders, the broker may offer and sell the pledged shares from time to time.

         The company is required to pay all fees and expenses incident to the registration of the shares. The company has agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                           DESCRIPTION OF SECURITIES

CAPITAL STOCK

         The authorized capital stock of the company consists of 100,000,000 shares of common stock, par value $.0001 per share and 10,000,000 shares of preferred stock, par value $.001 per share.

         The company is considering calling and holding a special shareholders' meeting for the purpose of voting to increase the number of shares of common stock authorized to be issued.

COMMON STOCK

         Each holder of shares of common stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders generally. The shares do not have cumulative voting rights, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors, and that in such an event the holders of the remaining shares would not be able to elect a single director. Holders of shares of common stock are entitled to receive pro-rata such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor subject to the rights of any holders of preferred stock. However, it is the present intention of the company not to pay any cash dividends to holders of common stock but to reinvest earnings, if any, of the company. In the event of liquidation, dissolution or winding up of the company, the holders of shares of common stock are entitled to share pro-rata in all assets remaining after payment of liabilities and the preferences of any Preferred Shareholders. shares of common stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

         The company's Articles of Incorporation authorize the company to issue 10,000,000 shares of preferred stock, $.001 par value. None are issued. The preferred stock may be divided into and issued in one or more series as may be determined by resolution of the board of directors. The board of directors is authorized, without any further action by the shareholders, to determine dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights, and other rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock and the number of shares constituting any such series. In addition, such preferred stock could have other rights, including voting and economic rights senior to the common stock so that the issuance of such preferred stock could adversely affect the market value of the common stock. The creation of one or more series of preferred stock also may have the effect of delaying, deferring or preventing a change in control of the company without any action by shareholders.

         The company has designated 3,000,000 of the shares of preferred stock as "Series A Convertible Preferred Stock" (the "Series A"). No shares of Series A have been issued. The dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights, and other rights, preferences, privileges and restrictions are set forth in the "Designation of Rights and Preferences of Series A Convertible Preferred Stock," that was filed as an amendment to the company's Articles of Incorporation on May 5, 1997.

DEBENTURES AND WARRANTS

         The company offered convertible debentures pursuant to a private placement which commenced in November 1998 and concluded on April 28, 1999. The debentures bear interest at the rate of 8%, mature on October 31, 1999, and are convertible into shares of common stock at a 30% discount to the average market price for the five days prior to the date of conversion. Convertible debentures totaling $2,369,000 in face value had been sold to 8 investors. Three of the investors have committed to purchase another $2,800,000 of the debentures if certain conditions are met when this registration statement for the resale of the shares of common stock issuable upon conversion of the debentures is declared effective by the SEC. The company is contractually subject to a penalties equal to a further discount upon conversion of 5% per month for failure to timely file the registration statement and to cause the registration statement to become effective. The company agreed to pay to a placement agent, Grady & Hatch and Co., Inc. a commission of 10% and a non-accountable expense allowance of 3% of the gross proceeds on all debentures sold with the assistance of the placement agent.

         In connection with the offering, warrants were also issued to the placement agent and two of the investors. The company issued 1,274,250 common stock purchase warrants to two investors, and 250,000 warrants to the placement agent. The warrants issued to the investors are exercisable to the extent of 25,000 shares for each $100,000 of debentures actually purchased. The warrants may be converted into shares of common stock at an exercise price of $0.16 per share, and also contain a "cashless exercise" provision that permits the warrant holder to exercise the warrant without paying the exercise price and instead receives fewer shares of common stock.


                                 LEGAL MATTERS

         The validity of the securities offered by the prospectus is being passed upon for the company by Futro & Trauernicht, LLC, 1401 - 17th Street, 11th Floor, Denver, CO 80202. Peter G. Futro, a principal attorney at the firm, holds options to acquire up to 1,250,000 shares of common stock at an exercise price of $0.15 per share.


           INDEMNIFICATION DISCLOSURE FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the Florida General Corporation Law or the provisions of the company's Articles of Incorporation, as amended, or Bylaws, or otherwise, the company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file reports and other information with the Securities and Exchange Commission (the "Commission). You may read and copy any document we file at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the Commission's website at www.sec.gov.

         We are not required to deliver an annual report to shareholders; however, upon request, we will provide at no cost to our shareholders, annual reports containing audited financial statements.

         You may request a copy of these filings, at no cost, by writing or calling us at:

                  TELESERVICES INTERNATIONAL GROUP INC.
                  100 Second Avenue South, Suite 1000
                  St. Petersburg, Florida  33701
                  Attn:  Investor Relations
                  Telephone:  (727) 895-4410

                              FINANCIAL STATEMENTS

         The audited financial statements of the company as of December 31, 1997 and as of December 31, 1998 included in the prospectus have been audited by Schumacher & Associates, Inc., CPA's, Denver, Colorado, an independent public accounting firm, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of Schumacher & Associates, Inc., as experts in accounting and auditing and in giving said reports.

         The company's Financial Statements and Independent Auditor's Report for the fiscal years ending December 31, 1998 and December 31, 1997 are included.

                     TELESERVICES INTERNATIONAL GROUP INC.


                       CONSOLIDATED FINANCIAL STATEMENTS


                               December 31, 1998
                               December 31, 1997










                                       F1

                                    Contents

                                                                         Pages
                                                                         -----

Reports of Independent Certified Public Accountants                        F3

     Consolidated Financial Statements:

     Consolidated Balance Sheet                                            F4

     Consolidated Statements of Operations                                 F5

     Consolidated Statements of Cash Flows                                 F6

     Consolidated Statement of Changes in Stockholders' Equity (Deficit)   F7

     Notes to Consolidated Financial Statements                            F8









                                       F2

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Stockholders of
TeleServices International Group Inc.


We have audited the accompanying consolidated balance sheet of TeleServices International Group Inc. as of December 31, 1998, and the related statements of operations, changes in stockholders' (deficit), and cash flows for the two years ended December 31, 1998 and 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TeleServices International Group Inc. as of December 31, 1998, and the results of its operations, its changes in stockholders' (deficit) and its cash flows for the two years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 3 to the accompanying financial statements, the company has suffered recurring losses from operations and has a net capital deficiency. These conditions raise substantial doubt about the ability of the company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Schumacher & Associates, Inc.
Certified Public Accountants
12835 East Arapahoe Road, T-II, #110
Englewood, CO 80112

March 30, 1999












                                       F3

                     TeleServices International Group Inc.
                           Consolidated Balance Sheet
                              At December 31, 1998

                                     ASSETS

 Current assets:
     Cash, restricted (Note 2)                                     $     80,000
     Accounts receivable, net of allowance for
       doubtful accounts of $ 159,934                                    80,530
     Other Current Assets                                               159,441
                                                                   ------------

         Total current assets                                           319,971

Equipment, net of accumulated depreciation of
     $2,185,218 (Notes 5, 11)                                           481,577
Investment  in Affiliate (Note 2)                                       380,986
Other assets                                                             25,000
                                                                   ------------

         Total assets                                              $  1,207,534
                                                                   ============

                    LIABILITIES AND STOCKHOLDERS' (DEFICIT)


Current liabilities:
     Accounts payable and accrued expenses (Notes 6,12 and 13)        6,638,702
     Loans payable, stockholder (Note 7)                              1,351,095
     Capital leases payable, current portion (Note 4)                    18,790
     Notes payable (Note 10)                                            328,673
     Convertible debentures                                             875,000
                                                                   ------------


                  Total liabilities                                $  9,212,260
                                                                   ------------

Commitments and Contingencies (See Notes)                                    --

Stockholders' (deficit):
     Preferred stock, $.001 par value
         10,000,000 shares authorized
         None issued and outstanding (Note 9)                                --
           common stock, $.0001 par value,
        100,000,000 shares authorized,
         64,971,638 shares issued and outstanding                         6,498
     Additional paid-in capital                                      30,002,411
      Treasury Stock, 13,130 shares at cost                            (125,000)
     Accumulated (deficit)                                          (37,888,635)
                                                                   ------------

        Total stockholders' (deficit)                                (8,004,726)

        Total liabilities and stockholders' (deficit)              $  1,207,534
                                                                   ============

    The accompanying notes are an integral part of the Financial Statements.

                                       F4

                     TeleServices International Group Inc.
                     Consolidated Statements of Operations
                        For the Years Ended December 31



                                                       1998                   1997

Total Revenues                                    $  1,021,478           $  2,365,042
                                                  ------------           ------------

Operating Expenses:

          Salaries and contract services             5,751,964             10,171,693
          Payroll taxes                                349,547                586,444
          Rent                                         316,383                402,887
          Telephone                                    445,741              1,075,429
          Travel and entertainment                     124,514                840,817
          Advertising and promotion                     89,316                133,402
          Depreciation and amortization                971,094                966,991
          Other expenses (Note 6)                    4,228,134              6,230,121
                                                  ------------           ------------


          Total operating expenses                  12,276,694             20,407,784
                                                  ------------           ------------


Net (loss) from operations                         (11,255,216)           (18,042,742)

Other income (expenses):
          Interest income                                9,832                 31,897
          Interest (expense)                          (576,867)              (206,451)
                                                  ------------           ------------

Net (loss)                                        $(11,822,251)          $(18,217,296)
                                                  ============           ============

Net (loss) per share                              $      (0.23)          $      (0.70)
                                                  ============           ============

Weighted Average shares Outstanding                 50,470,972             26,107,902
                                                  ============           ============



   The accompanying notes are an integral part of the Financial Statements.





                                       F5

                     TeleServices International Group, Inc.
                      Consolidated Statements of Cash Flow
                        For the Years Ended December 31


                                                                                      1998                    1997
                                                                                  ------------           ------------


Cash flows from operating activities:

     Net (loss)                                                                   $(11,822,251)          $(18,217,296)
     Adjustments to reconcile net (loss) to net cash (used in) operating activities:
         Decrease in accounts receivable                                                82,118                103,846
         Depreciation and Amortization                                                 971,094                966,991
         Increase in accounts payable and accrued expenses                           1,000,105              4,484,325
         Other                                                                        (116,115)                86,233
                                                                                  ------------           ------------

                  Net cash (used in)operating activities                            (9,885,049)           (12,575,901)
                                                                                  ------------           ------------

Cash flows from investing activities:
     (Acquisition) of equipment                                                       (802,710)              (754,417)
      (Investment) in affiliate company                                               (380,986)
                                                                                  ------------           ------------

                  Net cash (used in) investing activities                           (1,183,697)              (754,417)
                                                                                  ------------           ------------

Cash flows from financing activities:
     (Repayment of) leases payable                                                     (82,978)               (11,052)
     Cash proceeds from (repayment of) loans from stockholders                       1,291,780               (353,344)
     Issuance of common stock                                                        9,136,450             13,622,335
Sale of convertible debentures                                                         875,000
Acquisition of treasury stock                                                         (125,000)
     (Repayment of) notes payable                                                     (121,506)               (21,753)
     (Increase) decrease in cash collateral                                             95,000                (25,000)
                                                                                  ------------           ------------

                  Net cash provided by financing activities                         11,068,747             13,211,186
                                                                                  ------------           ------------

Increase (decrease) in cash                                                                  0               (119,130)
Cash, beginning of period                                                                    0                119,130
                                                                                  ------------           ------------

Cash, end of period                                                               $          0           $          0
                                                                                  ============           ============

Interest paid                                                                     $    576,867           $    206,451
                                                                                  ============           ============
Income taxes paid                                                                 $         --           $         --
                                                                                  ============           ============


   The accompanying notes are an integral part of the Financial Statements.


                                       F6

                     TeleServices International Group Inc.
      Consolidated Statement of Changes in Stockholders' Equity (Deficit)
               From September 30, 1995 through December 31, 1998

                                           common stock         Additional
                                                                  Paid-in         Accumulated
                                       shares       Amount        Capital           Deficit           Total
                                     ----------     ------     ------------      ------------      ------------

Balance, December 31, 1996           22,059,856     $2,206     $  7,247,917      $ (7,849,087)     $   (598,964)

Issuance of common stock              8,096,091        810       13,621,525                --        13,622,335
(Note 7)

Net (loss)  year ended
December 31, 1997                            --         --               --       (18,217,296)      (18,217,296)
                                     ----------     ------     ------------      ------------      ------------


Balance, December 31, 1997           30,155,947      3,016       20,869,442       (26,066,383)       (5,193,925)

Issuance of common stock             34,815,691      3,482        8,757,969                --         8,761,450
(Note 7)

Imputed  Interest on Convertible             --         --          375,000                --           375,000
debentures

Acquisition of Treasury Stock                --         --         (125,000)               --          (125,000)

Net (loss)  year ended
December 31, 1998                            --         --               --       (11,822,251)      (11,822,251)
                                     ----------     ------     ------------      ------------      ------------


Balance, December 31, 1998           64,971,638     $6,498     $ 29,877,411      $(37,888,635)     $ (8,004,726)
                                     ==========     ======     ============      ============      ============





   The accompanying notes are an integral part of the Financial Statements.










                                       F7

                     TELESERVICES INTERNATIONAL GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1998 and December 31, 1997


Organization and Operations:

TeleServices International Group Inc. (TSIG), formerly Dynasty Capital Corporation (Dynasty), was incorporated under the laws of the State of Florida on October 1, 1986. TSIG issued common stock for 100% of the issued and outstanding common stock of Visitors Services, Inc. (VSI). This transaction was accounted for as a reverse acquisition since the former controlling shareholders of VSI control TSIG after the business combination. Prior to the transaction TSIG was an inactive public shell corporation with no net assets.

VSI was incorporated under the laws of the State of Florida in November 1992 to provide automated reservations and information services specifically designed to support the special needs of convention and visitors bureaus and other organizations. On March 5, 1999, VSI filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code for the Middle District of Florida, Tampa Division.

American International Travel Agency, Inc. (AIT), a wholly-owned subsidiary of TSIG, was incorporated under the laws of the State of Florida on September 27, 1977 to provide retail travel services. AIT was acquired by VSI on December 6, 1996 (see Note 11).

Compact Connection, Inc. (CCI), a Delaware corporation, was incorporated on April 17, 1998, as a wholly-owned subsidiary of TSIG for the purpose of establishing an internet-based discount retail music CD and cassette tape business.

The source of sales revenue during the years 1998 and 1997 are summarized as follows:

                                                     1998              1997
                                                     ----              ----

                  TSIG                                  0%                0%
                  VSI                                  87%               80%
                  AIT                                  12%               20%
                  CCI                                   1%                0%

                           Total                      100%              100%











                                       F8

                     TELESERVICES INTERNATIONAL GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1998 and December 31, 1997


Summary of Significant Accounting Policies

(a)      Principles of Consolidation

         The consolidated financial statements of TSIG and subsidiaries (the company) include the accounts of TSIG, VSI and AIT for the entire years ended December 31, 1998 and 1997 and the accounts of CCI since April 17, 1998, the date if its formation. All intercompany accounts and transactions have been eliminated in the consolidation.

(b)      Concentration of Credit Risk

         Financial instruments which potentially subject the company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivable. The company grants credit to various business and entities, in the U.S.A. The company does not require collateral for its accounts receivable. The company maintains its cash balance in one financial institution located in Florida. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1998 the company had no uninsured cash balances, but at various times throughout the year, the balance exceeded the insured limit.

(c)      Income Tax

         The company has net operating loss carryovers totaling approximately $37,000,000 at December 31, 1998 which expire in various years through 2013. The company has deferred tax assets of approximately $5,500,000 at December 31, 1998 related to loss carryovers but due to the uncertainty of the company's ability to utilize these carryovers, a valuation allowance of the total $5,500,000 has been provided. Therefore, as of December 31, 1998 the company's financial statements do not include any provision for deferred tax assets. A change in ownership of more than 50% of the company could reduce or eliminate the company's ability to utilize these loss carryovers.

(d) Equipment - Equipment is carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 5 years. Equipment is principally owned by VSI, which filed a petition for relief under Chapter 7 of the United States Bankruptcy Code. Therefore, the equipment has been written down to its estimated net realizable value (see Note 11).

(e)      Per Share Information

         The per share information is computed based upon the weighted average shares outstanding.




                                       F9

                     TELESERVICES INTERNATIONAL GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1998 and December 31, 1997

(f)      Use of Estimates in the Preparation of Financial Statements

         Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant assumptions in the accompanying financial statements relate to the company's ability to continue as a going concern as described in note 3 and estimated useful lives of equipment as disclosed in note 2(d). The ultimate resolution of the reasonableness of the related assumptions cannot presently be determined. Actual results could differ from the company's estimates.

(g)      Bad Debts

         An allowance for uncollectible accounts has been provided based on the company's past collection history.

(h)      Advertising and Promotion Costs

         Advertising and promotion costs are expensed as incurred.

(i)      Geographic Area of Operations

         The company provides services to customers in the U.S.A. The potential for severe financial impact can result from negative effects of economic conditions within the market or geographic area. Since the company's business is principally in one area and in one industry, this concentration of operations results in an associated risk and uncertainty.

(j)      Restricted Cash

         Included in cash on December 31, 1998 is $80,000 being held in separate certificates of deposit as collateral for notes payable, accounts payable and operating licenses.

(k)      Software Development

         The company incurred $810,000 in total costs related to the development of computer software designed for the purpose of (1) maintaining travel property inventory and reservation information for VSI and (2) providing an internet-based order transaction system for CCI. The total cost was expensed in 1998 as a result of the closing of VSI's travel-related business and the development of a new CCI internet site to replace the original one.




                                      F10

                     TELESERVICES INTERNATIONAL GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1998 and December 31, 1997

(l)      Write Down of Equipment Value

         During 1998 and 1997, the company wrote down the value of its property and equipment $325,000 and $500,000, respectively, due to reasonable doubt as to its ability to be able to recover the full value from future operations.

(m)      Investment in Affiliate

         Included on the balance sheet is $380,986 invested in an affiliate company, equal to the costs related to attempting to complete the proposed acquisition of certain entities. During 1998, the efforts to complete the proposed acquisitions were terminated and certain former employees of the company resigned from the company and acquired these entities. In exchange for transferring the rights, if any, the company had with regard to these acquisitions and in exchange for terminating various employment and severance agreements, the company was issued an equity position in the entity. Subsequent to December 31, 1998, the company sold its equity position for $706,000 in cash, resulting in a 1999 gain of $326,000.


Basis of Presentation - Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the company as a going concern. However, the company has sustained recurring operating losses since its inception and has a working capital deficit. Management is attempting to raise additional capital. In view of these matters, realization of certain assets in the accompanying balance sheet is dependent upon continued operations of the company, which in turn is dependent upon the company's ability to meet its financial requirements, raise additional capital, and the success of its future operations. Management believes that its ability to raise additional capital provides the opportunity for the company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Lease Commitments

In September, 1995 the company entered into an operating lease agreement for its office facilities for a term of seven years. Minimum future rental payments under operating leases with terms greater than one year are summarized as follows:

                  Year ending December 31
                           1999                          $  349,822
                           2000                          $  307,353
                           2001                          $  278,702
                           2002                          $  158,468





                                      F11

                     TELESERVICES INTERNATIONAL GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1998 and December 31, 1997

Lease Commitments, continued

At December 31, 1998 the company's financial statements included equipment leased through capital leases in the amount of approximately $87,300 with accumulated depreciation of approximately $39,900 . Total future minimum lease payments under this capital lease are summarized as follows:

     Year ending December 31, 1999          $ 15,433
     Year ending December 31, 2000             4,146

Amount representing interest                    (789)

Net after interest reduction                  18,790

         Current portion                      14,435

         Non-current portion                $  4,355
                                            ========


Equipment

The company's equipment as of December 31, 1998 is summarized as follows:

Furniture, fixtures and office equipment                  $   490,430
Telephone equipment                                         1,367,549
Computer equipment and software                             1,265,912
Leasehold improvements                                         42,905
Allowance for idle and excess capacity equipment             (500,000)
                                                          -----------
                                                            2,666,796
Accumulated depreciation                                   (2,185,218)
                                                          $   481,578
                                                          ===========

OTHER EXPENSES

In addition to normal other operating expenses, other expenses include the following:

                                                1998             1997
                                                ----             ----

Provision for litigation contingencies       $  666,886       $1,277,250
Loss on special event contract                                 1,100,158
Write off software development                  810,795
Write off of goodwill                                            801,665
Provision for severance pay                                      272,808
Provision for equipment writedown               325,283          500,000
                                             ----------       ----------
                                             $1,802,964       $3,951,881
                                             ==========       ==========



                                      F12

                     TELESERVICES INTERNATIONAL GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1998 and December 31, 1997


Related Party Transactions

The stockholders of the company have made various demand loans to the company for expansion and operating capital. During the year ended December 31, 1998 the stockholders converted $2,752,244 into 17,110,522 shares of the common stock of the company. During the year ended December 31, 1997 the stockholders converted $9,797,635 into 7,410,878 shares of common stock.

As of December 31, 1998 loans payable to a stockholder totaled $1,351,095, accruing interest at 11% per annum. The loan is payable on demand and is uncollateralized. Subsequent to December 31, 1998, a $1,000,000 portion of the loan balance was exchanged for 6,666,667 shares of the company's common stock that was registered with the Securities and Exchange Commission on a Registration Form S-8. The exchange price was $.15 per share.

Effective December 4, 1998 TSIG entered into a five-year employment agreement with its Chairman of the board of directors. Annual compensation according to the terms of the agreement is $360,000. In addition, the Chairman was awarded 5,000,000 shares of restricted common stock of the company for services. At December 4, 1998 the closing price for the company's common stock was $.25 per share. Due to the large block and the restrictive nature of the stock issued for services, the compensation was recorded at 50% of the closing price for the common stock on December 4, 1998. The employment agreement also entitles the Chairman to receive a car allowance, major medical insurance benefits, indemnification from any claim or law suit which may be asserted against him when acting as an officer of the company provided that said indemnification is not in violation of any federal or state law or rule or regulation of the Securities and Exchange commission. The agreement also contains certain provisions with respect to disability, termination, confidentially and non-competition.


Stock Options

                                                  Number of        Weighted Average
                                                   Options         Exercise Price
                                                   -------         --------------

Outstanding at December 31, 1997                  30,366,746          $ .1675
Outstanding at December 31, 1998                   3,643,726          $ .3027
Exercisable at December 31, 1998                   3,577,042          $ .3027
Options granted during 1998                       19,795,755          $ .1779
Options exercised during 1998                     29,815,691          $ .1747
Options forfeited or expired during 1998           2,811,334          $1.4973

Options outstanding as of December 31, 1998 expire at various dates through May 31, 2003.






                                      F13

                     TELESERVICES INTERNATIONAL GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1998 and December 31, 1997


Preferred Stock

The company is authorized to issue 10,000,000 shares of preferred stock, having a par value of $.001 each. The preferred stock may be issued in a series from time to time with such designation, rights, preferences and limitations as the board of directors of the company may determine by resolution.


Notes and Debentures Payable

The company had notes payable, principally to a bank, of approximately $328,000 at December 31, 1998, collateralized by certain equipment. Of this amount $50,000 was due and payable as of December 31, 1998. The remaining notes are payable in monthly payments totaling approximately $18,000, with interest at an approximate weighted average of 10% per annum. Since the notes are in default, the total balance has been included as a current liability.

In November, 1998, the company authorized the issuance of $2,000,000 of convertible debentures. As of December 31, 1998, $875,000 was received as proceeds from the issuance of the debentures. The terms of the debentures include interest at 8% per annum and are due and payable one year from issuance. The debentures are convertible at the option of the holder into common stock of the company at 70% of the market price of the common stock based upon the average bid price for the five days immediately preceding the date of conversion. Interest expense in the amount of $375,000 has been credited to additional paid in capital on the balance sheet in the 1998 financial statements for the 30% conversion discount.

The majority of the notes payable are personally guaranteed by a stockholder of the company.

Maturities of the notes and debentures payable are summarized as follows:

           Year ending December 31,1999                         $1,203,673


Subsequent Events

On March 5, 1999, VSI filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code for the Middle District of Florida, Tampa Division. As summarized in Note 1, 87% and 80% of operating revenues during 1998 and 1997, respectively, were generated by VSI.

The company's board of directors prepared a unanimous written consent dated December 3, 1998 approving the acquisition of AIT by TSIG from VSI by assumption of approximately $72,000 of AIT debt and a credit to TSIG's intercompany receivable from VSI of $20,000. As a transaction





                                      F14

                     TELESERVICES INTERNATIONAL GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1998 and December 31, 1997

         Subsequent Events, continued

among wholly-owned subsidiaries of TSIG, there was neither a contract nor a bill of sale documenting this transaction; there also was no stock certificate prepared evidencing this transaction. The bankruptcy filing of VSI did not include AIT as an asset of VSI but did disclose that TSIG acquired AIT from VSI on December 3, 1998. During November, 1998, a judgement in the amount of $530,000 was entered against VSI that may entitle the judgement creditor to a first position on the liquidation of the assets of VSI, including a claim of preference of creditor action against TSIG for its acquisition of AIT after the date of the judgement.

During April, 1998, according to the documents evidencing the transaction, VSI acquired certain telephone switching equipment at a cost of approximately $600,000. Using capital raised by TSIG, a deposit was made to a VSI bank account for an amount sufficient to allow VSI to pay for the equipment. TSIG recorded this equipment on its financial statements as an asset of TSIG rather than VSI and did not include this equipment with the assets of VSI listed in its bankruptcy filing.

Creditors of VSI, including the Internal Revenue Service, may have a claim against TSIG for preference of creditors related to the foregoing transactions. A contingency exists with respect to these matters, including final determination if the transactions between TSIG and VSI are legitimate transactions allowable by Federal Bankruptcy Code or if they are determined to be violations of preference of creditor statutes, rules and regulations.

         Litigation

The company is a party to numerous litigation and threatened litigation matters related to alleged nonperformance of contracts and nonpayment of various obligations. Contingencies exist with respect to these matters. The ultimate costs, if any, related to these matters cannot presently be determined. The financial statements as of December 31, 1998 include a $2,488,066 provision for estimated potential costs related to these matters.

         Creditor Delinquencies

The company is materially delinquent on payment of various creditor obligations including various obligations to the Internal Revenue Service. Failure to pay these balances due could result in the inability of the company to continue in business.

         Fourth Quarter Adjustments

The company recognized as expenses various previously unrecorded accruals for potential litigation matters and various other accrued expenses and provisions for losses, which were recorded in the fourth quarter. These fourth quarter material adjustments totaled approximately $2,000,000.



                                      F15

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION AND LIMITATION OF DIRECTORS' LIABILITY. The company's by-laws provide that the company shall indemnify in the manner and to the extent permitted by law, any person (or that person's testator or intestate successor) made or threatened to be made a party to any action or proceeding, whether domestic or foreign, civil or criminal, judicial or administrative, or federal or state, by reason of the fact that the person was a director or officer of the company or served any other corporation in any capacity at the request of the company. Further, the company has entered into agreements with several officers and directors of the company and its subsidiaries, and may enter into agreements with additional officers and directors, to indemnify and hold such persons harmless, to the maximum extent permitted by law in the event any claims or legal actions are brought against such person arising out of his acts or decisions done or made in the authorized scope of such person's employment or position with the company.

         The company currently has directors' and officers' liability insurance policies with an aggregate limit of liability of $10,000,000 (inclusive of costs of defense). The current policies expire May 27, 1999.

         The General Corporation Law of Florida eliminates the personal liability of its directors to the company or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director, unless:
(a) the director breached or failed to perform his duties as a director; and
(b) the directors breach of, or failure to perform, those duties constitutes:
(i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper person benefit, either directly or indirectly; (iii) a circumstance under which a director votes for or assents to an unlawful distribution; (iv) in a proceeding by or in the right of the company to procure a judgment in its favor or in the right of a shareholder, conscious disregard for the best interests of the company, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the company or a shareholder with, recklessness or an act of omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

         The company has been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the 1933 Act, that such provisions are against public policy as expressed in the 1933 Act and are therefore unenforceable.


                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

              SEC filing fee for Registration Statement           $   4,408
              Accounting Fees                                     $  40,300
              Legal Fees and Expenses                             $ 181,350
              Miscellaneous                                       $  20,150
                  Total:                                          $ 246,208

         All of the expenses listed above will be paid by the company.


                    RECENT SALES OF UNREGISTERED SECURITIES

Recent Sales of Unregistered Securities.

A. The company offered convertible debentures pursuant to a private placement which commenced in November 1998 and concluded on April 28, 1999. The debentures bear interest at the rate of 8%, mature on October 31, 1999, and are convertible into shares of common stock at a 30% discount to the average market price for the five days prior to the date of conversion. Convertible debentures totaling $2,369,000 in face value had been sold to 8 investors. Three of the investors have committed to purchase another $2,800,000 of the debentures if certain conditions are met when this registration statement for the resale of the shares of common stock issuable upon conversion of the debentures is declared effective by the SEC. The company is contractually subject to a penalties equal to a further discount upon conversion of 5% per month for failure to timely file the registration statement and to cause the registration statement to become effective. The company agreed to pay to a placement agent, Grady & Hatch and Co., Inc. a commission of 10% and a non-accountable expense allowance of 3% of the gross proceeds on all debentures sold with the assistance of the placement agent.

         In connection with the offering, warrants were also issued to the placement agent and two of the investors. The company issued 1,274,250 common stock purchase warrants to two investors, and 250,000 warrants to the placement agent. The warrants issued to the investors are exercisable to the extent of 25,000 shares for each $100,000 of debentures actually purchased. The warrants may be converted into shares of common stock at an exercise price of $0.16 per share, and also contain a "cashless exercise" provision that permits the warrant holder to exercise the warrant without paying the exercise price and instead receives fewer shares of common stock.

         In connection with the offering, a total of 17,000,000 shares of restricted common stock were placed in escrow for five of the investors. The company does not consider these shares to be outstanding unless and until the debentures are converted. Debentures totaling $486,736 have been converted by one investor and 2,000,000 of the escrowed shares have been delivered to the investor.

         All purchasers are accredited investors, and the company believes that this private placement is exempt from registration pursuant to Sections 4(2), 4(6) and/or Rule 506 of the Securities Act of 1933.

B. On February 24, 1997, the company acquired all of the outstanding common stock of GuaranTEE Time, Inc. "(GTT") in exchange for shares of restricted common stock of the company. The company issued 100,000 shares of restricted common stock to the selling shareholders of GTT. The company believes that this transaction is exempt from registration pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Securities Act of 1933. The transaction was reported on Form 8-K dated March 11, 1997.

C. On September 26, 1996, the company executed an Agreement and Plan of Reorganization ("Agreement") with Visitors Services, Inc. ("VSI"), and certain Stockholders of VSI, pursuant to which a minimum of 80% of the issued and outstanding shares of VSI were to be exchanged on a one share for one share basis for shares of restricted stock of the company. Pursuant to the Agreement, the company issued a total 15,220,295 shares of common stock of the company to the following persons in exchange for their controlling interest (over 80%) in
VSI: Robert P. Gordon, 11,585,472 shares; Elizabeth Gordon (wife of Robert P. Gordon), 1,409,857 shares; Mr. and Mrs. Gordon, jointly, 48,750 shares; Heaven International, Inc. (formerly Harvest International of America, Inc.) (a corporation controlled by Robert P. Gordon), 362,010 shares; and James F. Gordon (brother of Robert P. Gordon). The "Exchange Offer" was completed in 1997, which resulted in the company owning 100% of VSI. A total of 19,446,647 shares of common stock of the company were issued pursuant to the transaction. No underwriters were used and no commissions were paid. The company believes that this transaction is exempt from registration pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Securities Act of 1933. The transaction was reported on Form 8-K dated September 30, 1996.

D. In October of 1996, the company raised $843,750.75 in cash through a private placement of its common stock. The company sold 1,124,999 shares of common stock, par value $.0001 per share, at a cash purchase price of $0.75 per share. Stephen G. McLean, a former officer and director of both the company and VSI, purchased 33,333 shares; Paul W. Henry, an officer and director of both the company and VSI, purchased 50,000 shares, which includes 15,000 shares in the name of his minor son; the R.P. Gordon Children Family Trust, a trust benefiting the minor children of Robert P. Gordon (Mr. Gordon has no control over and disclaims any interest in the trust, beneficial of otherwise) purchased 333,333 shares; Robert J. Conrads, a former director of VSI, purchased 400,000 shares; Michael Gordon, brother of Robert P. Gordon and currently a director of the company, purchased 33,333 shares; Samuel Jacobs, a former officer of VSI, purchased 33,333 shares; Russell R. Uhlmann, Jr., a former officer of VSI, purchased 33,333 shares. The balance of 208,334 shares were purchased by four other persons. No underwriters were used and no commissions were paid. All purchasers are accredited investors, and the company believes that this private placement is exempt from registration pursuant to Sections 4(2) and/or 4(6) of the Securities Act of 1933. All shares are restricted securities under the Act.

E. Prior to the reorganization described above, the company's subsidiary, VSI raised cash of $1,050,000 through a private placement of 700,000 shares of VSI stock (equivalent to $1.50 per share) between January 24, 1996 and July 15, 1996. This private placement was made by VSI in reliance on Section 4(2) and/or Rule 506 of the Securities Act of 1933. All shares of common stock of VSI were converted into shares of restricted common stock of the company pursuant to the reorganization with the company and the terms of the Exchange Offer.

                                 EXHIBIT INDEX


   Exhibit Number                         Description
   --------------                         -----------

         2.1 Agreement and Plan of Reorganization between Dynasty Capital Corporation and Visitors Services, Inc., dated September 26, 1996. (Incorporated by reference to Exhibit 2.1 to the company's Form 8-K dated and filed on September 30, 1996).

         2.7 Termination Agreement dated February 2, 1999 regarding termination of previous agreements relating to proposed acquisition of assets of Compact Connection, Inc. (Incorporated by reference to Exhibit 2.7 of the company's current report on Form 8-K/A-2 dated April 30, 1998 and filed on February 16, 1999).

         3.5 Articles of Incorporation, as amended and currently in effect. (Incorporated by reference to Exhibit 3.5 of the company's Form 10-QSB for the quarter ended March 31, 1997 and filed on May 15, 1997).

         3.6      Bylaws as restated April 22, 1999. (Filed herewith).

         4.3 Form of Debenture Purchase Agreement for private placement which commenced in November 1998. (Incorporated by reference to Exhibit 4.3 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         4.4 Form of 8% Convertible Debenture for private placement which commenced in November 1998. (Incorporated by reference to Exhibit 4.4 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         4.5 Form of Registration Rights Agreement for private placement which commenced in November 1998. (Incorporated by reference to Exhibit 4.5 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         4.6 Form of Escrow Agreement for private placement which commenced in November 1998. (Incorporated by reference to Exhibit 4.6 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         4.7 Form of Common Stock Purchase Warrant for private placement which commenced in November 1998. (Incorporated by reference to Exhibit 4.7 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         5.8 Opinion of Counsel, Futro & Trauernicht, LLC. (Filed herewith).

         10.1 TeleServices International Group Inc. (formerly Visitors Services International Corp.) Employee Benefit and Consulting Services Compensation Plan (the "TSIG Plan"). (Incorporated by referenced to Exhibit 10.1 to the company's Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (file no. 333-14271) filed February 19, 1997).

         10.3 TeleServices Stock Option Plan (the "TeleServices Plan"). (Incorporated by reference to Exhibit 10.3 the registration statement filed on Form S-8 for the TeleServices Stock Option Plan, Registration No. 333-52271, filed May 8, 1998).

         10.5 Revolving Credit Loan Agreement and Revolving Credit Master Note between the company and Robert P. Gordon, each dated April 23, 1998. (Incorporated by referenced to Exhibit 10.5 to the company's Form 10-QSB for the quarter ended March 31, 1998, filed on May 20, 1998).

         10.6 Employment Agreement between the company and James H. Guild dated August 24, 1998. (Incorporated by referenced to Exhibit
                  10.6 to the company's Form 10-QSB for the quarter ended September 30, 1998, filed on November 13, 1998).

         10.7 Visitors Services, Inc. Employee Benefit and Consulting Services Compensation Plan (the "VSI Plan"), as restated March 15, 1999. (Incorporated by referenced to Exhibit 10.7 to the company's Registration Statement on Form S-8 (file no. 333-74561) filed March 17, 1999).

         10.8 Addendum to Employment Agreement between the company and James H. Guild dated December 2, 1998. (Incorporated by reference to Exhibit 10.8 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31,
                  1999).

         10.9 Employment Agreement between the company and Robert P. Gordon dated December 4, 1998. (Incorporated by reference to Exhibit
                  10.9 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         10.10 Agreement to Serve as a Director between the company and John Hwang dated December 7, 1998. (Incorporated by reference to
                  Exhibit 10.10 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         10.11 Employment Agreement and Indemnification Agreement between the company and John Hwang, each dated February 2, 1999. (Incorporated by reference to Exhibit 10.11 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         10.12 Consulting Agreement between the company and Paul W. Henry dated April 9, 1998. (Filed herewith).

         21.3 List of Subsidiaries of the company. (Incorporated by reference to Exhibit 10.10 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31,
                  1999).

         23.17 Consent of Schumacher & Associates, Inc., Certified Public Accountants. (Filed herewith).

         23.18 Consent of Futro & Trauernicht, LLC. (Incorporated by reference to Exhibit 5.8 of this Registration Statement).

         27       Financial Data Schedule (Filed herewith).

                                  UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any additional or changed material information on the plan of distribution.

         (2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

(b) The undersigned Registrant, hereby requesting acceleration of the effective date of the registration statement under Rule 461 under the Securities Act, hereby undertakes to include the following:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of St. Petersburg, State of Florida on May 7, 1999.

                     TELESERVICES INTERNATIONAL GROUP INC.


                      By:     /s/ Robert P. Gordon
                         --------------------------------
                              Robert P. Gordon, Chairman


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

         Name                                        Title                              Date
         ----                                        -----                              ----

    /s/ Robert P. Gordon                    Chairman, CEO and                           May 7, 1999
--------------------------------            Director
Robert P. Gordon

   /s/ Paul W. Henry                        Secretary, Treasurer, and                   May 7, 1999
--------------------------------            Director
Paul W. Henry

  /s/ Michael J. Gordon                     Director                                    May 7, 1999
--------------------------------
Michael J. Gordon

   /s/ John Hwang                           Director                                    May 7, 1999
--------------------------------
John Hwang

                                    EXHIBITS


   Exhibit Number                         Description
   --------------                         -----------

         2.1      Agreement and Plan of Reorganization between Dynasty Capital
                  Corporation and Visitors Services, Inc., dated September 26,
                  1996. (Incorporated by reference to Exhibit 2.1 to the company's Form 8-K dated and filed on September 30, 1996).

         2.7 Termination Agreement dated February 2, 1999 regarding termination of previous agreements relating to proposed acquisition of assets of Compact Connection, Inc.
                  (Incorporated by reference to Exhibit 2.7 of the company's current report on Form 8-K/A-2 dated April 30, 1998 and filed on February 16, 1999).

         3.5 Articles of Incorporation, as amended and currently in effect. (Incorporated by reference to Exhibit 3.5 of the company's Form 10-QSB for the quarter ended March 31, 1997 and filed on May 15, 1997).

         3.6      Bylaws as restated April 22, 1999. (Filed herewith).

         4.3 Form of Debenture Purchase Agreement for private placement which commenced in November 1998. (Incorporated by reference to Exhibit 4.3 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         4.4 Form of 8% Convertible Debenture for private placement which commenced in November 1998. (Incorporated by reference to Exhibit 4.4 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         4.5 Form of Registration Rights Agreement for private placement which commenced in November 1998. (Incorporated by reference to Exhibit 4.5 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         4.6 Form of Escrow Agreement for private placement which commenced in November 1998. (Incorporated by reference to Exhibit 4.6 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         4.7 Form of Common Stock Purchase Warrant for private placement which commenced in November 1998. (Incorporated by reference to Exhibit 4.7 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         5.8 Opinion of Counsel, Futro & Trauernicht, LLC. (Filed herewith).

         10.1     TeleServices International Group Inc. (formerly Visitors
                  Services International Corp.) Employee Benefit and Consulting
                  Services Compensation Plan (the "TSIG Plan"). (Incorporated by referenced to Exhibit 10.1 to the company's Post-Effective
                  Amendment No. 1 to the Registration Statement on Form S-8
                  (file no. 333-14271) filed February 19, 1997).

         10.3     TeleServices Stock Option Plan (the "TeleServices Plan").
                  (Incorporated by reference to Exhibit 10.3 the registration statement filed on Form S-8 for the TeleServices Stock Option
                  Plan, Registration No. 333-52271, filed May 8, 1998).

         10.5     Revolving Credit Loan Agreement and Revolving Credit Master
                  Note between the company and Robert P. Gordon, each dated
                  April 23, 1998. (Incorporated by referenced to Exhibit 10.5 to the company's Form 10-QSB for the quarter ended March 31, 1998, filed on May 20, 1998).

         10.6 Employment Agreement between the company and James H. Guild dated August 24, 1998. (Incorporated by referenced to Exhibit
                  10.6 to the company's Form 10-QSB for the quarter ended
                  September 30, 1998, filed on November 13, 1998).

         10.7     Visitors Services, Inc. Employee Benefit and Consulting
                  Services Compensation Plan (the "VSI Plan"), as restated
                  March 15, 1999. (Incorporated by referenced to Exhibit 10.7 to the company's Registration Statement on Form S-8 (file no.
                  333-74561) filed March 17, 1999).

         10.8 Addendum to Employment Agreement between the company and James H. Guild dated December 2, 1998. (Incorporated by reference to Exhibit 10.8 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31,
                  1999).

         10.9 Employment Agreement between the company and Robert P. Gordon dated December 4, 1998. (Incorporated by reference to Exhibit
                  10.9 of the company's Form 10-KSB for the fiscal year ended
                  December 31, 1998, filed March 31, 1999).

         10.10    Agreement to Serve as a Director between the company and John
                  Hwang dated December 7, 1998. (Incorporated by reference to
                  Exhibit 10.10 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         10.11 Employment Agreement and Indemnification Agreement between the company and John Hwang, each dated February 2, 1999.
                  (Incorporated by reference to Exhibit 10.11 of the company's
                  Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

         10.12 Consulting Agreement between the company and Paul W. Henry dated April 9, 1998. (Filed herewith).

         21.3 List of Subsidiaries of the company. (Incorporated by reference to Exhibit 10.10 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31,
                  1999).

         23.17    Consent of Schumacher & Associates, Inc., Certified Public
                  Accountants. (Filed herewith).

         23.18 Consent of Futro & Trauernicht, LLC. (Incorporated by reference to Exhibit 5.8 of this Registration Statement).

         27       Financial Data Schedule (Filed herewith).